Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COMMUNITY FINANCIAL CORPORATION, INC.

COMMUNITY BANK,

CITY HOLDING COMPANY,

and

CITY NATIONAL BANK OF WEST VIRGINIA

August 2, 2012

TABLE OF CONTENTS

Article I - The Company Merger		2
1.01	The Company Merger	2
(a)	Structure and Effects of the Company Merger	2
(b)	Name and Offices	2
(c)	Articles of Incorporation	2
(d)	Bylaws	2
(e)	Directors	2
(f)	Officers	2
1.02	Reservation of Right to Revise Structure	2
1.03	Effective Time	3
Article II - The Subsidiary Merger		3
2.01	The Subsidiary Merger	3
(a)	Structure and Effects of the Subsidiary Merger	3
(b)	Name and Offices	3
(c)	Articles of Association	3
(d)	Bylaws	3
(e)	Directors	4
(f)	Officers	4
2.02	Effective Time	4
Article III - Consideration		4
3.01	Consideration	4
3.02	Rights as Shareholders; Stock Transfers	4
3.03	Fractional Shares	4
3.04	Exchange Procedures	5
3.05	Anti-Dilution Adjustments	6
3.06	Options	6
3.07	Preferred Stock and Warrant	6
Article IV - Actions Pending the Company and Subsidiary Merger		6
4.01	Forbearances of Community Financial and Community Bank	6
(a)	Ordinary Course	6
(b)	Capital Stock	7
(c)	Dividends, Etc.	7
(d)	Compensation; Employment Contracts; Etc.	7
(e)	Benefit Plans	7
(f)	Dispositions	8
(g)	Acquisitions	8
(h)	Governing Documents	8
(i)	Accounting Methods	8
(j)	Contracts	8
(k)	Claims	8
(l)	Risk Management	9
(m)	Indebtedness	9

i

(n)	Loans	9
(o)	Adverse Actions	9
(p)	Interest Rates	9
(q)	Commitments	9
(r)	Capital Expenditures; Non-Interest Expense	10
(s)	Employment and Other Agreements	10
4.02	Forbearances of CHC and City National	10
(a)	Ordinary Course	10
(b)	Governing Documents	10
(c)	Accounting Methods	10
(d)	Adverse Actions	10
(e)	Commitments	11
4.03	Transition	11
4.04	Control of the Other Party’s Business	11
Article V - Representations and Warranties		11
5.01	Disclosure Schedules	11
5.02	Representations and Warranties of Community Financial and Community Bank	11
(a)	Organization and Capital Stock	11
(b)	Authorization and No Default	12
(c)	Subsidiaries	14
(d)	Financial Information	14
(f)	Regulatory Enforcement Matters	15
(g)	Tax Matters	15
(h)	Litigation	15
(i)	Employment Agreements	16
(j)	Reports	16
(k)	Financial Reports; Absence of Certain Changes or Events	16
(l)	Loans and Investments	18
(m)	Employee Matters and ERISA	19
(n)	Title to Properties; Insurance	21
(o)	Environmental Matters	22
(p)	Compliance with Law	23
(q)	Brokerage	23
(r)	No Undisclosed Liabilities	23
(s)	Properties, Contracts and Other Agreements	23
(t)	Interim Events	24
(u)	Statements True and Correct	25
(v)	Books and Records	25
(w)	Deposit Insurance	25
(x)	Reorganization	25
(y)	Takeover Laws and Provisions	25
(z)	Employee Stock Ownership and 401(k) Plan.	25
5.03	Representations and Warranties of CHC and City National	26
(a)	Organization and Capital Stock	26
(b)	Authorization and No Default	26

(c)	City National	27
(d)	Financial Information	27
(f)	Regulatory Enforcement Matters	27
(g)	Tax Matters	28
(h)	Litigation	28
(i)	Reports	28
(j)	Financial Reports; Absence of Certain Changes or Events	29
(k)	Employee Matters and ERISA	31
(n)	Title to Properties; Insurance	33
(l)	Environmental Matters	33
(m)	Compliance with Law	34
(n)	Brokerage	34
(o)	No Undisclosed Liabilities	34
(p)	Statements True and Correct	34
(q)	Books and Records	34
(r)	Deposit Insurance	35
(s)	Reorganization	35
Article VI - Covenants		35
6.01	Reasonable Best Efforts	35
6.02	Shareholder Approval	35
6.03	Registration Statement	35
6.04	Press Releases	37
6.05	Access; Information	37
6.06	Acquisition Proposals	37
6.07	Nasdaq Global Select Market Listing	38
6.08	Regulatory Applications	38
6.09	Title Insurance and Surveys	39
6.10	Environmental Reports	39
6.11	Conforming Accounting and Reserve Policies; Restructuring Expenses	40
6.12	Notification of Certain Matters	40
6.13	Defined Contribution Plans	40
6.14	Defined Benefit Plan	41
6.15	Compliance	41
6.16	Employment/Change of Control Agreements	41
6.17	Salary Continuation Agreements	42
6.17	Salary Continuation Agreements	42
6.18	Employee Matters	42
6.19	Severance	43
6.20	D&O Insurance	43
6.21	Community Financial Option Plans	44
6.22	TARP Purchase and Warrant	45
6.23	Directorship	45
Article VII - Conditions to Consummation of the Company Merger		45
7.01	Conditions to Each Party’s Obligation to Effect the Company Merger	45
(a)	Shareholder Approval	45

(b)	Governmental and Regulatory Consents	45
(c)	Third Party Consents	46
(d)	No Injunction	46
(e)	Registration Statement	46
(f)	Blue Sky Approvals	46
7.02	Conditions to Obligation of Community Financial	46
(a)	Representations and Warranties	46
(b)	Performance of Obligations of CHC and City National	47
(c)	Opinion of Counsel.	47
(d)	Fairness Opinion	47
(e)	Listing	47
(f)	Tax Opinion of CHC’s Counsel.	47
7.03	Conditions to Obligation of CHC	47
(a)	Representations and Warranties	47
(b)	Performance of Obligations of Community Financial	48
(c)	Opinion of Counsel	48
(d)	Tax Opinion of CHC’s Counsel.	48
(e)	Director Non-Competes.	48
(f)	Employment Agreement	48
(g)	Redemption of Community Bank Preferred Stock.	48
Article VIII - Closing		49
8.01	Deliveries by Community Financial at Closing	49
8.02	Deliveries by CHC at the Closing	50
Article IX - Termination		50
9.01	Termination	50
(a)	Mutual Consent	51
(b)	Breach	51
(c)	Delay	51
(d)	No Approval	51
(e)	Failure to Recommend, Etc.	51
(g)	Acceptance of Superior Proposal	51
9.02	Decline in CHC Common Stock Price	52
9.03	Effect of Termination and Abandonment	53
9.04	Liquidated Damages	53
Article X - Miscellaneous		54
10.01	Survival	54
10.02	Waiver; Amendment; Assignment	54
10.03	Counterparts	54
10.04	Governing Law	55
10.05	Expenses	55
10.06	Notices	55
10.07	Entire Understanding; No Third Party Beneficiaries	56
10.08	Severability	56
10.09	Disclosures	56
10.10	Interpretation; Effect	56

Exhibit A	Plan of Merger
Exhibit B	Form of Agreement and Plan of Merger for Subsidiary Merger
Exhibit C-1	Form of Agreement – Smiley
Exhibit C-2	Form of Agreement - Moffett
Exhibit D	Form of Change of Control Agreement
Exhibit E	Form of Termination Release Agreement
Exhibit F	Form of Opinion of CHC’s Counsel
Exhibit G	Form of Opinion of Community Financial’s Counsel
Exhibit H	Form of Director Non-Compete

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of August 2, 2012, by and among Community Financial Corporation, Inc. a Virginia corporation (“Community Financial”), Community Bank, a federal savings association (“Community Bank”), City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association (“City National”).

W I T N E S S E T H:

A.           Each of the parties desires to effect a merger of Community Financial with and into CHC, with CHC being the surviving entity in the merger (the “Company Merger”);

B.           Community Financial has 10,000,000 authorized shares of common stock, par value $0.01 per share (“Community Financial Common Stock”), of which 4,361,658 shares are presently issued and outstanding, and 3,000,000 shares of preferred stock, par value $0.01 and liquidation value of $1,000 per share (“Community Financial Preferred Stock”), of which 12,643 shares are presently issued and outstanding (collectively, “Community Financial Shares”).  Community Financial has also issued a Warrant to Purchase 351,194 shares of Community Financial Common Stock at an exercise price of $5.40 per share, dated December 19, 2008 (the “Warrant”);

C.           CHC has 50,000,000 authorized shares of common stock, par value $2.50 per share (“CHC Common Stock”), and 500,000 authorized shares of preferred stock, par value $25.00 per share, of which 14,820,633shares of CHC Common Stock and no shares of preferred stock are presently issued and outstanding;

D.           Community Financial owns all of the issued and outstanding shares of Community Bank’s common stock.  CHC owns all of the issued and outstanding shares of capital stock of City National.  In addition to the Company Merger, the parties desire to effect a merger of Community Bank with and into City National, with City National being the surviving entity in the merger (the “Subsidiary Merger”);

E.           The Boards of Directors of Community Financial, Community Bank, CHC, and City National, respectively, each have determined that it is in the best interests of their respective organizations and shareholders to effect the mergers; and

F.           It is the intention of the parties to this Agreement that the business combinations contemplated hereby each be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

Article I

The Company Merger

1.01           The Company Merger.    On the Effective Time (as defined below) or as soon thereafter as possible, the Company Merger contemplated by this Agreement shall occur and in furtherance thereof:

(a)           Structure and Effects of the Company Merger.  Community Financial shall merge with and into CHC, and the separate corporate existence of Community Financial shall thereupon cease.  CHC shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of West Virginia, and the separate corporate existence of CHC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Company Merger.  The Company Merger shall have the effects specified in W. Va. Code Section 31D-11-1107 of the West Virginia Business Corporation Act (the “WVBCA”) and Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”).

(b)           Name and Offices.  The name of the Surviving Corporation shall be City Holding Company.  Its principal office shall be located at 25 Gatewater Road, Charleston, West Virginia 25313.

(c)           Articles of Incorporation.  The CHC articles of incorporation, as in effect immediately prior to the Effective Time, shall continue to be the articles of incorporation of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof and the WVBCA.

(d)           Bylaws.  The CHC Code of Bylaws, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Corporation following the Company Merger, until duly amended in accordance with the terms thereof, the articles of incorporation of CHC and the WVBCA.

(e)           Directors.  The directors of CHC, immediately prior to the Effective Time, together with the director appointed pursuant to Section 6.23, shall continue to hold such positions following the Company Merger, and such directors shall hold offices until such time as their successors shall be duly elected and qualified.

(f)           Officers.  The officers of CHC holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation following the Company Merger.

1.02           Reservation of Right to Revise Structure.    At CHC’s election, the Company Merger may alternatively be structured so that Community Financial is merged with and into any other direct wholly-owned subsidiary of CHC; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as defined in Section 3.01(a)) or the treatment of the holders of the capital stock of Community Financial, (y) prevent Community Financial from obtaining the opinion of Scott & Stringfellow, LLC,  referred to in Section 7.02(d) or otherwise adversely affect the tax treatment of the Company Merger to the Community Financial shareholders or (z) materially impede or delay consummation of the transactions contemplated by this Agreement.   In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

1.03           Effective Time.  The Company Merger shall become effective on the date and at the time shown on the Articles of Merger required to be filed in the office of the Secretary of State of the State of West Virginia, which shall include the Plan of Merger attached hereto as Exhibit A in accordance with the WVBCA, and the office of the Virginia State Corporation Commission, which shall include the Plan of Merger attached hereto as Exhibit A in accordance with the VSCA, effecting the Company Merger (“Effective Time”).   Subject to the terms of this Agreement, the parties shall cause the Company Merger to become effective (a) on the date that is the fifth (5th) full trading day on the Nasdaq Global Select Market to occur after the last of all required regulatory and shareholder approvals of the Company Merger and the Subsidiary Merger have been received and all required waiting periods have expired, or (b) on such date as the parties may agree in writing (the “Effective Date”).

Article II

The Subsidiary Merger

2.01           The Subsidiary Merger.    Immediately after the Effective Time or as soon thereafter as possible, the Subsidiary Merger contemplated by this Agreement shall occur and in furtherance thereof:

(a)           Structure and Effects of the Subsidiary Merger.  Community Bank shall merge with and into City National on the terms and conditions set forth in the Agreement and Plan of Subsidiary Merger in the form attached hereto as Exhibit B (the “Subsidiary Merger Agreement”), and the separate corporate existence of Community Bank shall thereupon cease.  City National shall be the surviving bank in the Subsidiary Merger (sometimes hereinafter referred to as the “Surviving Bank”) and shall continue to be governed by federal law, and the separate corporate existence of City National with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsidiary Merger.  The Subsidiary Merger shall have the effects specified in Section 215c of the National Bank Act of 1864, as amended (the “NBA”).

(b)           Name and Offices.  The name of the Surviving Bank shall be City National Bank of West Virginia.  Its principal office shall be located at 3601 MacCorkle Avenue, S.E., Charleston, West Virginia 25324.

(c)           Articles of Association.  The City National articles of association, as in effect immediately prior to the Effective Time, shall continue to be the articles of association of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof and the NBA.

(d)           Bylaws.  The City National bylaws, as in effect immediately prior to the Effective Time, shall continue to be the bylaws of the Surviving Bank following the Subsidiary Merger, until duly amended in accordance with the terms thereof, the articles of association of City National and the NBA.

(e)           Directors.  The directors of City National, immediately prior to the Effective Time, together with the director appointed pursuant to Section 6.23, shall continue to hold such positions following the Subsidiary Merger, and such directors shall hold offices until such time as their successors shall be duly elected and qualified.

(f)           Officers.  The officers of City National holding such positions immediately prior to the Effective Time shall continue to be the officers of the Surviving Bank following the Subsidiary Merger.

2.02           Effective Time.  The Subsidiary Merger shall become effective on a date specified by the Office of the Comptroller of the Currency (the “OCC”) pursuant to the NBA.  Subject to the terms of this Agreement, the parties shall cause the Subsidiary Merger to become effective on the Effective Date but after the Effective Time, or as soon as possible thereafter.

Article III

Consideration

3.01           Consideration.  Subject to the terms and conditions of this Agreement, at the Effective Time:

(a)           Each holder of a share of Community Financial Common Stock issued and outstanding prior to the Effective Time (other than shares held directly or indirectly by CHC, except shares held by CHC in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall receive in respect thereof 0.1753 shares of CHC Common Stock (the “Exchange Ratio”) for each share of Community Financial Common Stock     (the “Merger Consideration”).

(b)           Each share of Community Financial Common Stock that, immediately prior to the Effective Time, is held directly or indirectly by CHC, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

(c)           Each share of CHC Common Stock that is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of CHC Common Stock at and after the Effective Time.

3.02           Rights as Shareholders; Stock Transfers.  At the Effective Time, holders of Community Financial Common Stock shall cease to be, and shall have no rights as, shareholders of Community Financial, other than the right to receive (a) any dividend or other distribution with respect to such Community Financial Common Stock with a record date occurring prior to the Effective Date, and (b) the per share Merger Consideration for each share of Community Financial Common Stock, as provided under this Article III.  After the Effective Time, there shall be no transfers on the stock transfer books of Community Financial or the Surviving Corporation of Community Financial Common Stock.

3.03           Fractional Shares.  Notwithstanding any other provision in this Agreement, no fractional shares of CHC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, CHC shall pay to each holder of Community Financial Common Stock who otherwise would be entitled to a fractional share of CHC Common Stock an amount in cash (without interest) determined by multiplying such fraction by the CHC Average Closing Price.  The CHC Average Closing Price shall equal the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Global Select Market during the ten (10) trading days immediately preceding the tenth (10th) calendar day immediately preceding the Effective Date (the “CHC Average Closing Price”).

3.04           Exchange Procedures.

(a)           As soon as practicable but in no event more than five (5) calendar days after the Effective Date, the Exchange Agent shall mail a letter of transmittal to each holder of record of Community Financial Common Stock whose shares of Community Financial Common Stock were converted into the right to receive a portion of the Merger Consideration.  The letter of transmittal shall provide instructions for the submission of certificates (“Old Certificates”) (or an indemnity satisfactory to CHC, the Surviving Bank and Computershare Investor Services, LLC, as Exchange Agent (the “Exchange Agent”), if any of such certificates are lost, stolen, or destroyed) representing all shares of Community Financial Common Stock of such holder of record converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time.

(b)           At or prior to the Effective Time, CHC shall deposit, or shall cause to be deposited, with the Exchange Agent an estimated amount of cash for fractional shares (such cash being hereinafter referred to as, the “Exchange Fund”).  In accordance with the terms contained in the letter of transmittal contemplated in this Section 3.04, the Exchange Agent shall distribute the Exchange Fund to the Community Financial shareholders upon receipt of the Old Certificates or a satisfactory indemnity as contemplated in Section 3.04(a).

(c)           CHC shall cause any check in respect of any cash that a holder of Community Financial Common Stock shall be entitled to receive to be delivered to such shareholder no later than five (5) days following delivery to the Exchange Agent of the Old Certificates (or indemnity satisfactory to CHC, the Surviving Bank and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder.  No interest will be paid on any per share Merger Consideration that any such holder shall be entitled to receive pursuant to this Article III upon such delivery.

(d)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Community for one year after the Effective Time shall be returned to CHC.  Any shareholders of Community Financial who have not theretofore complied with this Article III shall thereafter look only to CHC for payment of any applicable per share Merger Consideration, without any interest thereon.

(e)           Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Community Financial Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.05           Anti-Dilution Adjustments.  Should CHC change (or establish a record date for changing) the number of shares of CHC Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, special cash dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding CHC Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be appropriately and proportionately adjusted.

3.06           Options.  At the Effective Time, each outstanding option (each, a “Community Financial Stock Option”) to purchase shares of Community Financial Common Stock under any and all plans of Community Financial under which stock options have been granted and are outstanding (collectively, the “Community Financial Stock Plans”) shall vest and holders of Community Financial Stock Options shall be entitled to receive cash in an amount equal to the difference between the value of (a) $6.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding Community Financial Stock Option (the “Stock Option Consideration”).  There will be no payment by CHC to any holder of Community Financial Stock Options with an exercise price equal to or greater than $6.00 and any such Community Financial Stock Option shall be terminated as of the Effective Time.  CHC shall have no obligation to make any additional grants or awards under the Community Financial Stock Plans.

3.07           Preferred Stock and Warrant.  Each share of Community Financial Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist as of the Effective Time in connection with the purchase of the Community Financial Preferred Stock by CHC as provided for in Section 6.22 of this Agreement.  Prior to, or as soon as practicable after, the Effective Time, the Warrant shall be cancelled in connection with the purchase of the Warrant by CHC as provided for in Section 6.22.  No Merger Consideration shall be payable for the Community Financial Preferred Stock or the Warrant.

Article IV

Actions Pending the Company and Subsidiary Merger

4.01           Forbearances of Community Financial and Community Bank.  From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or the Disclosure Schedules (as hereinafter defined in Section 5.01), without the prior written consent of CHC, neither Community Financial nor Community Bank will:

(a)           Ordinary Course.  Conduct its business other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates.

(b)           Capital Stock.  Other than as set forth in its Disclosure Schedule,

(1)           Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of Community Financial or Community Bank or any rights to subscribe for or purchase shares of capital stock of Community Financial or Community Bank or any other capital stock, or securities convertible into or exchangeable for any capital stock, of Community Financial or Community Bank, except pursuant to the exercise of Community Financial stock options,

(2)           Permit any additional shares of capital stock of Community Financial or Community Bank to become subject to grants of employee or director stock options, restricted stock grants, or similar stock-based employee or director rights,

(3)           Repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Community Financial or Community Bank, except as provided for herein,

(4)           Effect any recapitalization, reclassification, stock split or like change in capitalization,

(5)           Form a new subsidiary, or

(6)           Enter into, or take any action to cause any holders of Community Financial Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Community Financial Shares to vote any shares of Community Financial Shares, or cooperate in any formation of any voting trust relating to such shares.

(c)           Dividends, Etc.  Make, declare, pay or set aside for payment any dividend other than Community Financial dividends required by the terms of the Community Financial Preferred Stock.

(d)           Compensation; Employment Contracts; Etc.  Except for commitments on the date hereof disclosed in its Disclosure Schedule, enter into, amend, modify, renew or terminate any employment, consulting, severance or similar contracts with any directors, officers or employees of, or independent contractors with respect to, Community Financial and Community Bank, or grant any salary, wage or other increase or increase any employee benefit (including incentive or bonus payments), except for (1) changes that are required by applicable law; (2) changes contemplated by this Agreement; (3) changes in base salary consistent with CHC’s salary administration procedures and properly approved by CHC; or (4) bonuses for performance under documented incentive plans and upon approval by CHC, which approval shall not be unreasonably witheld.

(e)           Benefit Plans.  Enter into, establish, adopt, amend, modify or terminate any pension, retirement, stock option, stock purchase, savings, profit sharing, employee stock ownership, deferred compensation, consulting, bonus, group insurance or other employee or director benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, or make any new or increase any outstanding grants or awards under any such contract, plan or arrangement, in respect of any current or former directors, officers or employees of, or independent contractors with respect to, Community Financial or Community Bank (or any dependent or beneficiary of any of the foregoing persons), including taking any action that accelerates the vesting or exercisability of or the payment or distribution with respect to other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law, (2) as are provided for or contemplated by this Agreement or (3) in the ordinary course of business consistent with past practice.

(f)           Dispositions.  Except as set forth in its Disclosure Schedule or in the ordinary course of business in dealing with nonperforming assets or as otherwise contemplated by this Agreement, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.

(g)           Acquisitions.  Except (1) pursuant to contracts existing on the date hereof and described in its Disclosure Schedule, (2) for short-term investments for cash management purposes, (3) pursuant to bona fide hedging transactions, (4) by way of foreclosures or otherwise in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice, (5) consistent with past practice, supplies and other assets used in the ordinary course of business to support  operations and existing infrastructure, of Community Financial and Community Bank and (6) readily marketable securities in the ordinary and usual course of business consistent with past practice, neither Community Financial nor Community Bank will acquire any assets or properties of another person in any one transaction or a series of related transactions.

(h)           Governing Documents.  Amend the articles of incorporation, charter or bylaws of Community Financial or Community Bank.

(i)           Accounting Methods.  Implement or adopt any change in the accounting principles, practices or methods used by Community Financial or Community Bank, other than as may be required by generally accepted accounting principles in the United States (“GAAP”), as concurred with by Community Financial’s independent auditors, or as required by any U.S. banking regulator with authority over Community Financial in regulatory filings or other documents.

(j)           Contracts.  Except in the ordinary course of business or pursuant to the terms of this Agreement, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts other than current commitments set forth in its Disclosure Schedule.

(k)           Claims.  Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate, that is not material to Community Financial or Community Bank, taken as a whole.

(l)           Risk Management.  Except as required by applicable law or regulation: (1) implement or adopt any material change in its interest rate risk management and hedging policies, procedures or practices; or (2) fail to follow in any material respect its existing policies or practices with respect to managing its exposure to interest rate risk.

(m)           Indebtedness.  Other than in the ordinary course of business (including creation of deposit liabilities, Federal Home Loan Bank advances, entering into repurchase agreements, purchases or sales of federal funds, and sales of certificates of deposit) consistent with past practice, (1) incur any indebtedness for borrowed money, (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or (3) cancel, release, assign or modify any material amount of indebtedness of any other person.

(n)           Loans.  Without prior consultation with CHC, other than existing commitments, make indirect automobile loans in amounts inconsistent with past practices  or that are not made in the ordinary course of business or make any loan or advance in excess of $500,000 or renew any existing loan in excess of $500,000 other than residential mortgage loans in the ordinary course of business consistent with lending policies as in effect on the date hereof, provided that in the case of any loan for which consultation is required, Community Bank may make any such loan in the event (A) Community Bank has delivered to CHC or its designated representative a notice of its intention to make such loan and such additional information as CHC or its designated representative may reasonably require and (B) CHC or its designated representative shall not have reasonably objected to such loan by giving notice of such objection within three business days following the delivery to CHC of the applicable notice of intention.  Community Bank will provide weekly reports to CHC with respect to indirect automobile loans made, including such information as CHC shall reasonably require.

(o)           Adverse Actions.  (1) Take any action reasonably likely to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) the representations and warranties set forth in this Agreement being or becoming untrue in a manner that would result in a Material Adverse Event at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law or pursuant to a right provided for under this Agreement.

(p)           Interest Rates.  Increase the rate of interest paid by Community Bank on any certificate of deposit with a term of more than one year without the approval of CHC, which approval shall not be unreasonably withheld.

(q)           Commitments.  Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (p) without first obtaining CHC’s consent.

(r)           Capital Expenditures.  Make any capital expenditures or incur any other non-interest expense, except in the ordinary course of business, consistent with past practices of Community Financial or Community Bank individually in excess of $15,000 or in the aggregate in excess of $35,000, except as disclosed in its Disclosure Schedule, related to other real estate owned or foreclosures or emergency repairs and replacements.

(s)           Employment and Other Agreements.  Community Financial and Community Bank covenant and agree to take no steps prior to the Effective Date which would entitle any employee to resign and receive benefits under an employment, change of control, severance, salary continuation or other agreement which provides benefits for termination of employment.

4.02           Forbearances of CHC and City National.  From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or its Disclosure Schedule (as hereafter defined), without prior written consent of Community Financial or Community Bank, neither CHC nor City National will:

(a)           Ordinary Course.  Conduct its business other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; provided, however, that nothing in this Agreement shall prevent CHC from negotiating or consummating other transactions with other institutions, as long as (i) CHC or City National is the acquiror or survivor in any such transaction, and (ii) any such transaction will not adversely affect the likelihood or timing of CHC and City National receiving all required regulatory approvals for the Company Merger and the Subsidiary Merger.

(b)           Governing Documents.  Amend the articles of incorporation, articles of association, charter or bylaws of CHC or City National.

(c)           Accounting Methods.  Implement or adopt any change in the accounting principles, practices or methods used by CHC or City National, other than as may be required by GAAP, as concurred with by CHC’s independent auditors, or as required by any U.S. banking regulator with authority over CHC in regulatory filings or other documents.

(d)           Adverse Actions.  (1) Take any action reasonably likely to prevent or impede the Company Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (2) take any action that is intended or is reasonably likely to result in (A) the representations and warranties set forth in this Agreement being or becoming untrue in a manner that would result in a Material Adverse Event at any time at or prior to the Effective Time, (B) any of the conditions to the Company Merger set forth in Article VII not being satisfied or (C) a material breach of any provision of this Agreement; except, in each case, as may be required by applicable law or pursuant to a right provided for under this Agreement.

(e)           Commitments.  Agree or commit to do, or enter into any contract regarding, anything that would be precluded by clauses (a) through (d) without first obtaining Community Financial’s consent.

4.03           Transition.  To facilitate the integration of the operations of Community Financial and CHC and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Date the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Company Merger and Subsidiary Merger, each of Community Financial and CHC shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.04           Control of the Other Party’s Business.  Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Sections 4.01 or 4.02) shall give CHC directly or indirectly, the right to control or direct the operations of Community Financial or Community Bank, and nothing contained in this Agreement shall give Community Financial, directly or indirectly, the right to control or direct the operations of CHC.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries’ respective operations.

Article V

Representations and Warranties

5.01           Disclosure Schedules.  On or prior to the date hereof, Community Financial and Community Bank have delivered to CHC, and CHC and City National have delivered to Community Financial, schedules (respectively, the “Disclosure Schedules”) setting forth, among other things, items the disclosure of which is necessary or appropriate either (1) in response to an express disclosure requirement contained in a provision hereof or (2) as an exception to one or more representations or warranties contained in Sections 5.02 or 5.03, or to one or more of its covenants contained in Article IV.

5.02           Representations and Warranties of Community Financial and Community Bank.  Except as set forth in its Disclosure Schedule, Community Financial and Community Bank hereby represent and warrant, jointly and severally, to CHC and City National:

(a)           Organization and Capital Stock.

(1)           Community Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.  Community Financial is a savings and loan holding company duly licensed and authorized to conduct business under the laws of the Commonwealth of Virginia.

(2)           The authorized capital stock of Community Financial consists of (i) 10,000,000 shares of Community Financial Common Stock, of which, as of the date hereof, 4,361,658 shares are issued and outstanding, and (ii) 3,000,000 shares of preferred stock, of which 12,643 shares are issued and outstanding as of the date hereof.  All of the issued and outstanding Community Financial Shares are duly and validly issued and outstanding and are fully paid and non-assessable.  None of the outstanding Community Financial Shares has been issued in violation of any preemptive rights of the current or past shareholders of Community Financial.

(3)           Except for the Warrant or as disclosed in the Disclosure Schedule, there are no shares of Community Financial Common Stock, Community Financial Preferred Stock,  or other capital stock or other equity securities of Community Financial outstanding and no outstanding options, warrants, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, Community Financial Shares or other capital stock of Community Financial or contracts, commitments, understandings or arrangements by which Community Financial is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

(4)           Except as disclosed in the Disclosure Schedule, each certificate representing Community Financial Shares issued by Community Financial in replacement of any certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Community Financial only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Community Financial against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

(b)           Authorization and No Default.

(1)           Community Financial’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger and the Subsidiary Merger Agreement and the Subsidiary Merger (on behalf of Community Financial as the sole shareholder of Community Bank) and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by Community Financial of its obligations hereunder.   Community Bank’s Board of Directors has, by all appropriate action, approved this Agreement, the Subsidiary Merger Agreement and the Subsidiary Merger and authorized the execution hereof and of the Subsidiary Merger Agreement on its behalf by its duly authorized officers and the performance by Community Bank of its obligations hereunder and under the Subsidiary Merger Agreement.  Nothing in the articles of incorporation, charter or bylaws of Community Financial or Community Bank, as amended, as applicable, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either is bound or subject (other than agreements which can be terminated under circumstances requiring only monetary payments of less than $50,000 in the aggregate) would prohibit either Community Financial or Community Bank, as applicable, from consummating this Agreement, the Company Merger or the Subsidiary Merger on the terms and conditions herein contained.  This Agreement has been duly and validly executed and delivered by Community Financial and Community Bank and constitutes a legal, valid and binding obligation of each, enforceable against each in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity.  No other corporate acts or proceedings are required to be taken by Community Financial (except for approval by Community Financial’s shareholders) to authorize the execution, delivery and performance of this Agreement and the Subsidiary Merger Agreement.  Except for the requisite approval of the OCC and any required notice or application to the Bureau of Financial Institutions of the Virginia State Corporation Commission (the “Commission”) and the Board of Governors of the Federal Reserve System (the “Federal Reserve”), no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by Community Financial or the Subsidiary Merger by Community Bank.  Except as disclosed in its Disclosure Schedule, Community Financial and Community Bank are neither in default under, nor in violation of, any provision of its articles of incorporation, charter or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on Community Financial, taken as a whole.

(2)           For purposes of this Agreement, “Material Adverse Effect” means with respect to CHC or Community Financial, any event, change, circumstance, effect or occurrence which, individually or together with any other event, change, circumstance, effect or occurrence, (i) is both material and adverse to the financial position, results of operation or business of CHC and City National, taken as a whole, or Community Financial and Community Bank, taken as a whole, respectively, or (ii) would materially impair the ability of either CHC or Community Financial to perform its obligations under this Agreement or otherwise materially impede the consummation of the Company Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the following: (A) the effects of any change attributable to or resulting from changes in laws, regulations or interpretations of those laws or regulations by courts or governmental authorities applicable generally to banks or bank holding companies; (B) changes in GAAP applicable to banks or bank holding companies generally, except to the extent any such change affects Community Financial or Community Bank or CHC or City National, respectively, to a materially greater extent than banks or bank holding companies generally; (C) changes in economic conditions affecting financial institutions generally, including changes in credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on CHC, City National, or Community Financial or Community Bank, as the case may be, relative to the overall effects on the banking industry; (D) changes in general levels of interest rates (including the impact on the parties’ securities portfolios) provided that any such change shall not affect Community Financial or Community Bank or CHC or City National, respectively, to a materially greater extent than banks or bank holding companies generally, and provided further that any such change shall not have a materially adverse effect on the credit quality of Community Bank’s or City National’s assets, respectively; (E) reasonable and customary expenses incurred in connection with the Company Merger and all expenses related to any employment, change in control or severance contract and benefit or retirement plan disclosed on the Disclosure Schedule; (F) charges required under Section 6.11 hereof; (G) actions or omissions of either CHC or Community Financial or any of their subsidiaries, taken with the prior written consent of the other party in contemplation of the transactions contemplated by this Agreement; (H) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries; and (I) the occurrence of any military or terrorist attack within the United States or on any of its possessions or offices, or any earthquakes, hurricanes, tornados or other natural disasters.

(c)           Subsidiaries.  Community Bank is wholly-owned by Community Financial and is a federal savings association duly organized and validly existing under the laws of the United States and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as it is now being conducted.  The number of authorized, issued and outstanding shares of capital stock of Community Bank is set forth in the Disclosure Schedule, all of which outstanding shares are owned by Community Financial, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.  Community Financial has no other direct or indirect subsidiaries, other than as set forth in its Disclosure Schedule.  There are no options, warrants or rights outstanding to acquire any capital stock of Community Bank, and no person or entity has any other right to purchase or acquire any unissued shares of stock of Community Bank, nor does Community Bank have any obligation of any nature with respect to its unissued shares of stock.  Except for the ownership of readily marketable securities, Federal Home Loan Bank or Federal Reserve Bank stock and as may be disclosed in the Disclosure Schedule, neither Community Financial nor Community Bank is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

(d)           Financial Information.  The consolidated statement of financial condition of Community Financial as of March 31, 2011, and March 31, 2012, and related consolidated statements of operations and statements of  stockholders’ equity and of cash flows for the two (2) years ended March 31, 2012, together with the notes thereto, (together, “Community Financial’s Financial Statements”), copies of which have been provided to CHC, have been prepared in accordance with GAAP (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders’ equity and cash flows of Community Financial as of the dates and for the periods indicated.

(e)           Intentionally Omitted.

(f)           Regulatory Enforcement Matters.  Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of financial institutions or their holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to Community Financial or Community Bank.

(g)           Tax Matters.  Community Financial and Community Bank have each filed with the appropriate governmental agencies or properly extended such filings, all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it.  Except as set forth in its Disclosure Schedule, neither Community Financial nor Community Bank is (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or, to the Knowledge (as defined below) of Community Financial and Community Bank, threatened examination for income taxes for any year by the Internal Revenue Service (the “IRS”) or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality (a “Governmental Authority”) for assessment or collection of taxes.  None of the tax returns of Community Financial or Community Bank has been audited by the IRS or any state tax agency for the past three (3) years.  To the Knowledge of Community Financial and Community Bank, neither Community Financial nor Community Bank is the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes.  The reserve for taxes in the financial statements of Community Financial for the year ended March 31, 2012, is, in the opinion of management, adequate to cover all of the tax liabilities of Community Financial (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.  The term “Knowledge” when used with respect to a party means the actual knowledge and belief, after due inquiry, of such party’s executive officers.

(h)           Litigation.  Except as may be disclosed in its Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by Community Financial and Community Bank with respect to loans in default with respect to which no claims have been asserted against Community Financial or Community Bank, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the Knowledge of Community Financial and Community Bank, threatened, against Community Financial or Community Bank, or of which the property of Community Financial or Community Bank is or would be subject involving a monetary amount, singly or in the aggregate, in excess of $25,000, or a request for specific performance, injunctive relief or other equitable relief.  No litigation, claim or other proceeding disclosed in its Disclosure Schedule is material to Community Financial or Community Bank.

(i)           Employment Agreements.  Except as disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank is a party to or bound by any contract for the employment, retention or engagement, or with respect to the severance, of any officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by Community Financial or Community Bank on thirty (30) days’ written notice or less without the payment of any amount by reason of such termination.

(j)           Reports.  Except as may be disclosed in its Disclosure Schedule, since March 31, 2009, Community Financial and Community Bank have filed all material reports and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Commission, (ii) the Office of Thrift Supervision, (iii) the OCC, (iv) the Federal Deposit Insurance Corporation (the “FDIC”), (v) the Federal Reserve and (vi) any other Governmental Authority with jurisdiction over Community Financial and Community Bank, including the Securities and Exchange Commission (the “SEC”).  As of their respective dates, as amended, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k)           Financial Reports; Absence of Certain Changes or Events.  Community Financial’s Annual Report on Form 10-K for each of the fiscal years ended March 31, 2010, 2011 and 2012, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or Community Bank subsequent to March 31, 2012, under the Securities Act of 1933 (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”), in the form filed or to be filed (collectively “Community Financial’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of Community Financial contained in or incorporated by reference into any of Community Financial’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Community Financial and Community Bank as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of Community Financial in any of Community Financial’s SEC Documents (including any related notes and schedules thereto), fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of Community Financial and Community Bank for periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(1)           Community Financial’s Disclosure Schedule lists, and upon request, Community Financial has delivered to CHC, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” effected by Community Financial or Community Bank since March 31, 2009.  Yount, Hyde & Barbour, P.C., which has expressed its opinion with respect to the financial statements of Community Financial (including the related notes) included in Community Financial’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 and (B) “Independent” with respect to Community Financial within the meaning of Regulation S-X.

(2)           Except to the extent available in full without redaction of the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, Community Financial has delivered to CHC copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of Community Financial beginning since March 31, 2009 (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Community Financial referred to in clause k above, (C) all proxy statements relating to Community Financial’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the fiscal year ended March 31, 2009, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to CHC pursuant to this Section 5.02(k), filed by Community Financial with the SEC since the beginning of the first fiscal year referred to above, and (F) all comment letters received by Community Financial from the Staff of the SEC since March 31, 2009, and all responses to such comment letters by or on behalf of Community Financial.

(3)           Community Financial maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Community Financial and Community Bank is made known on a timely basis to the individuals responsible for the preparation of Community Financial’s filings with the SEC and other public disclosure documents.  Community Financial maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of March 31, 2010, such internal control over financial reporting was effective in providing reasonable assurance to Community Financial’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP.  To Community Financial’s Knowledge, each director and executive officer of Community Financial has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since March 31, 2009.  As used in this Section 5.02(k), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(4)           Since March 31, 2012, Community Financial and Community Bank have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(5)           Except as set forth in Community Financial’s Disclosure Schedule, since March 31, 2012, (A) Community Financial and Community Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.02 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Community Financial.

(l)           Loans and Investments.

(1)           Except as set forth in its Disclosure Schedule, as of June 30, 2012, Community Bank had no loan in excess of $25,000 that has been classified by regulatory examiners or management of Community Bank as “Substandard,” “Doubtful” or “Loss” or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability.  The most recent loan watch list of Community Bank and a list of all loans in excess of $25,000 that Community Bank has determined to be ninety (90) days or more past due with respect to principal or interest payments or has placed on nonaccrual status, are set forth in the Disclosure Schedule.

(2)           All loans reflected in Community Financial’s Financial Statements as of March 31, 2012, and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 2012, (i) have been made for good, valuable and adequate consideration in the ordinary course of business, consistent with past practice; (ii) to the Knowledge of Community Bank, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Community Bank has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming Community Bank as the secured party or mortgagee.  All loans of Community Bank have been accurately and properly reflected in Community Financial’s Financial Statements.

(3)           Except as set forth in its Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned that are shown on Community Financial’s Financial Statements are, in the opinion of management of Community Bank, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(4)           Except as set forth in its Disclosure Schedule and except for Federal Home Loan Bank Stock, none of the investments reflected in Community Financial’s Financial Statements as of and for the year ended March 31, 2012, and none of the investments made by Community Bank since March 31, 2012, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Community Bank to dispose freely of such investment at any time.

(5)           Set forth in its Disclosure Schedule is a true, accurate and complete list of all loans in which Community Bank has any participation interest or that have been made with or through another financial institution on a recourse basis against Community Bank.

(m)           Employee Matters and ERISA.

(1)           Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Community Financial or Community Bank and, to the Knowledge of Community Financial and Community Bank, there is no present effort or existing proposal to attempt to unionize any group of employees of Community Financial or Community Bank.

(2)           Except as may be disclosed in its Disclosure Schedule, (i) Community Financial and Community Bank are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Community Financial nor Community Bank is  engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Community Financial or Community Bank pending or, to the Knowledge of Community Financial or Community Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of Community Financial or Community Bank, threatened against or directly affecting Community Financial or Community Bank; and (iv) neither Community Financial nor Community Bank has experienced any work stoppage or other such labor difficulty during the past five (5) years.

(3)           Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Community Financial and Community Bank (the “Community Financial Employee Plans”).  To the Knowledge of Community Financial and Community Bank, no present or former employee of Community Financial or Community Bank has been charged with breaching nor has breached a fiduciary duty under any of the Community Financial Employee Plans.  Except as may be disclosed in its Disclosure Schedule, neither Community Financial nor Community Bank participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan.  Community Financial has provided to CHC a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule.  Community Financial has also provided or made available to CHC, with respect to each such plan or program to the extent available to Community Financial or Community Bank, all (i) amendments or supplements thereto, (ii) summary plan descriptions, (iii) descriptions of all current participants in such plans and programs and all participants with benefit entitlements under such plans and programs, (iv) contracts with third party administrators, trustee(s), investment advisors and custodians relating to plan documents, (v) actuarial valuations for any defined benefit plan, (vi) valuations for any plan as of the most recent date, (vii) the most recent determination letters from the IRS, (viii) the most recent annual report filed with the IRS, (ix) registration statements on Form S-8 and prospectuses, and (x) trust agreements.

(4)           All liabilities of the Community Financial Employee Plans have been funded or accrued on the basis of consistent methods in accordance with GAAP.  No actuarial assumptions have been changed since the last written report of actuaries on such Community Financial Employee Plans.  All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course.  Except as may be noted on the Community Financial’s Financial Statements, to the Knowledge of Community Financial and Community Bank, neither Community Financial nor Community Bank has contingent or actual liabilities under Title IV of ERISA as of March 31, 2012.  No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Community Financial Employee Plans to which said Section 302 of ERISA or Section 412 of the Code apply, whether or not waived, nor does Community Financial or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by Community Financial or by any person which may be aggregated with Community Financial for purposes of Section 412 of the Code.  No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the Community Financial Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.  To the Knowledge of Community Financial, no claim is pending or threatened or imminent with respect to any Community Financial Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Community Financial or Community Bank would be liable after March 31, 2012, except as is reflected on Community Financial’s Financial Statements.  Neither Community Financial nor Community Bank has liability for excise taxes under Sections 4971, 4975, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof, 4976 (provided, however, that this shall not include any excise tax imposed under regulations under the Health Reform Act respecting employer payment of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if such regulations have not been promulgated by the Effective Time), 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Community Financial Employee Plan.  All Community Financial Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

(n)           Title to Properties; Insurance.  Except as may be disclosed in its Disclosure Schedule, (i) Community Financial and Community Bank have good and marketable title, free and clear of all liens, charges and encumbrances (except taxes that are a lien but not yet payable and liens, charges or encumbrances reflected in the Community Financial’s Financial Statements and easements, rights-of-way and other restrictions that do not have a Material Adverse Effect on Community Financial and Community Bank, taken as a whole, and further excepting in the case of other real estate owned, as such real estate is internally classified on the books of Community Financial or Community Bank, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by Community Financial or Community Bank in its businesses are held pursuant to lease agreements that are valid and enforceable in accordance with their terms; (iii) to the Knowledge of Community Financial and Community Bank, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the Knowledge of Community Financial or Community Bank, threatened with respect to such properties; and (iv) Community Financial or Community Bank has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by Community Financial or Community Bank in their businesses, free and clear of any claim, defense or right of any other person or entity that is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property.  All material insurable properties owned or held by Community Financial and Community Bank are adequately insured by reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance in an amount reasonably considered by management to be appropriate for the operations of Community Financial and Community Bank.  Its Disclosure Schedule sets forth, for each policy of insurance maintained by Community Financial and Community Bank, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

(o)           Environmental Matters.

(1)           As used in this Agreement, “Environmental Laws” means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which each of Community Financial and Community Bank has done business or owned, leased or operated property, including, without limitation, the Federal Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act.

(2)           Except as may be disclosed in its Disclosure Schedule, to the Knowledge of Community Financial and Community Bank, neither the conduct nor operation of Community Financial or Community Bank nor any condition of any property presently or previously owned, leased or operated by Community Financial or Community Bank violates or violated Environmental Laws in any respect material to the business of Community Financial or Community Bank and no condition has existed or event has occurred with respect to it or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of Community Financial or Community Bank of Environmental Laws or obligate (or potentially obligate) Community Financial or Community Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would have a Material Adverse Effect on Community Financial or Community Bank.  Except as may be disclosed in its Disclosure Schedule and to the Knowledge of Community Financial and Community Bank, neither Community Financial nor Community Bank has received any notice from any person or entity that Community Financial or Community Bank or the operation or condition of any property ever owned, leased or operated by Community Financial or Community Bank is or was in violation of any Environmental Laws or that it is responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

(p)           Compliance with Law.  Except as may be set forth in its Disclosure Schedule, to the Knowledge of Community Financial and Community Bank, Community Financial and Community Bank have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conducts their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

(q)           Brokerage.  Except as may be disclosed in its Disclosure Schedule and with the exception of fees payable to Scott & Stringfellow, LLC, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Community Financial or Community Bank.

(r)           No Undisclosed Liabilities.  Neither Community Financial nor Community Bank has any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due required in accordance with GAAP to be reflected in audited consolidated statements of financial condition of Community Financial or the notes thereto, except (i) for liabilities set forth or reserved against in Community Financial’s Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of Community Financial or Community Bank since the date of the most recent balance sheet included in the Community Financial’s Financial Statements, which such fluctuations in the aggregate are not material to Community Financial and Community Bank taken as a whole, (iii) liabilities relating to the transactions contemplated by this Agreement, and (iv) as may be disclosed in its Disclosure Schedule.

(s)           Properties, Contracts and Other Agreements.  The Disclosure Schedule lists or describes the following:

(1)           Each parcel of real property owned by Community Financial and Community Bank and the principal buildings and structures located thereon;

(2)           Each lease of real property to which Community Financial or Community Bank is a party, identifying the parties thereto, the annual rental payable, the term and expiration date thereof and a brief description of the property covered;

(3)           Each loan and credit agreement, conditional sales contract, indenture or other title retention agreement or security agreement relating to money borrowed by Community Financial or Community Bank;

(4)           Each guaranty by Community Financial or Community Bank of any obligation for the borrowing of money or otherwise (excluding any endorsements and guarantees in the ordinary course of business and letters of credit issued by Community Bank in the ordinary course of its business) or any warranty or indemnification agreement;

(5)           Each agreement between Community Financial or Community Bank and any present or former officer, director or greater than 5% shareholder of Community Financial (except for deposit or loan agreements entered into in the ordinary course of Community Bank’s business);

(6)           Each lease or license where Community Financial or Community Bank has an annual payment in excess of $10,000 with respect to personal property involving Community Financial or Community Bank, whether as lessee or lessor or licensee or licensor;

(7)           The name and annual salary, in effect as of the date hereof, of each director or employee of Community Financial and Community Bank and any employment agreement or arrangement with respect to each such person; and

(8)           Each agreement, loan, contract, lease, guaranty, letter of credit, line of credit or commitment of Community Financial or Community Bank not referred to elsewhere in this Section 5.02 that (i) involves payment by Community Financial or Community Bank (other than as disbursement of loan proceeds to customers) of more than $20,000 annually or in the aggregate unless, in either case, such is terminable within one (1) year without premium or penalty; (ii) involves payments based on profits of Community Financial or Community Bank; (iii) relates to the future purchase of goods or services in excess of the requirements of its respective business at current levels or for normal operating purposes; or (iv) were not made in the ordinary course of business.

Final and complete copies of each document, plan or contract listed and described in the Disclosure Schedule have been provided or made available to CHC.  Neither Community Financial nor Community Bank nor, to the Knowledge of either, any other party thereof, is in default under any such contracts and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default.

(t)           Interim Events.  Except as provided in its Disclosure Schedule, since March 31, 2012, Community Financial has not paid or declared any dividend or made any other distribution to shareholders or taken any action which if taken after the date of this Agreement would require the prior written consent of CHC pursuant to Section 4.01 hereof.

(u)           Statements True and Correct.  None of the information supplied or to be supplied by Community Financial or Community Bank for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Community Financial and at the time of the Community Financial’s shareholders’ meeting referred to in Section 6.02 hereof, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All documents that Community Financial or Community Bank is responsible for filing with any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

(v)           Books and Records.  The books and records of Community Financial and Community Bank have been fully, properly and accurately maintained in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  Management of Community Financial and Community Bank and its external auditors have not identified any material weaknesses in internal controls of Community Financial or Community Bank over financial reporting.

(w)           Deposit Insurance.  The deposits of Community Bank are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and Community Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

(x)           Reorganization.  As of the date of this Agreement, neither Community Financial nor Community Bank has any reason to believe that the Company Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

(y)           Takeover Laws and Provisions.  Community Financial has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state or any provision in any document applicable to Community Financial.

(z)           Employee Stock Ownership and 401(k) Plan.  The Community Financial 401(k) Plan, as defined in Section 6.13 of this Agreement, has no outstanding indebtedness.

(aa)           Covered Security.  Community Financial Common Stock is a “covered security” as defined in Section 18(b)(1)(A) of the Securities Act.

5.03           Representations and Warranties of CHC and City National.  Except as set forth in its Disclosure Schedule, CHC and City National hereby represent and warrant, jointly and severally, to Community Financial and Community Bank as follows:

(a)           Organization and Capital Stock.

(1)           CHC is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its property and assets, to incur all of its liabilities, and to carry on its business as now being conducted.  CHC is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956, as amended.

CHC has no direct subsidiaries other than City National and City Holding Capital Trust, an entity created in connection with a trust preferred financing by CHC.

(2)           The authorized capital stock of CHC consists of (i) 50,000,000 shares of CHC Common Stock, of which, as of the date hereof, 14,820,633 shares are issued and outstanding, and (ii) 500,000 shares of preferred stock, par value $25.00 per share, of which no shares are issued and outstanding.  All of the issued and outstanding shares of CHC Common Stock are duly and validly issued and outstanding and are fully paid and non-assessable.  None of the outstanding shares of CHC Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of CHC.

(b)           Authorization and No Default.  CHC’s Board of Directors has, by all appropriate action, approved this Agreement and the Company Merger, and the Subsidiary Merger Agreement and Subsidiary Merger (on behalf of CHC as the sole shareholder of City National) and authorized the execution of this Agreement on its behalf by its duly authorized officers and the performance by CHC of its obligations hereunder.  City National’s Board of Directors has, by all appropriate action, approved this Agreement, the Subsidiary Merger Agreement and the Subsidiary Merger and authorized the execution hereof and of the Subsidiary Merger Agreement on its behalf by its duly authorized officers and the performance by City National of its obligations hereunder and under the Subsidiary Merger Agreement.  Nothing in the articles of incorporation, articles of association or bylaws of CHC or City National, as amended, as applicable, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which CHC or City National, as applicable, is bound or subject,  which is material to CHC and City National taken as a whole or to the Company Merger or the Subsidiary Merger would prohibit CHC or City National, as applicable, from consummating this Agreement or the Company Merger or the Subsidiary Merger on the terms and conditions herein contained.  This Agreement has been duly and validly executed and delivered by CHC and City National and constitutes a legal, valid and binding obligation of CHC and City National, enforceable against CHC and City National in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by judicial discretion in applying principles of equity.  No other corporate acts or proceedings are required to be taken by CHC or City National, as applicable.  Except for the requisite approval of and notice to, the OCC and any required notice or application to the Commission and the Federal Reserve, no notice to, filing with, or authorization by, or consent or approval of, any federal or state bank regulatory authority is necessary for the execution of this Agreement or consummation of the Company Merger by CHC or the Subsidiary Merger by City National.  CHC and City National are neither in default under nor in violation of any provision of their articles of incorporation or articles of association or bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, purchase or other commitment or any other agreement, except for defaults and violations which will not have a Material Adverse Effect on CHC and City National, taken as a whole.

(c)           City National.  City National is wholly-owned by CHC and is a national banking association duly organized and validly existing under federal law and has the corporate power to own its properties and assets, to incur its liabilities and to carry on its business as now being conducted.  All of the outstanding shares of capital stock of City National are owned by CHC free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.  There are no options, warrants or rights outstanding to acquire any capital stock of City National and no person or entity has any other right to purchase or acquire any unissued shares of stock of City National, nor does City National have any obligation of any nature with respect to its unissued shares of stock.

(d)           Financial Information.  The consolidated balance sheets of CHC and its subsidiaries as of December 31, 2011 and December 31, 2010, and related consolidated statements of income and statements of changes in shareholders’ equity and of cash flows for the three (3) years ended December 31, 2011, together with the notes thereto, included in CHC’s Form 10-K for the fiscal year ended December 31, 2011, as currently on file with the SEC, and the periodic financial statements for the fiscal quarter ended March 31, 2012, together with the notes thereto, included in CHC’s Form 10-Q for that quarter as currently on file with the SEC (together, the “CHC Financial Statements”), copies of which have been provided to or are accessible by Community Financial via EDGAR, have been prepared in accordance with GAAP applied on a consistent basis (except as may be disclosed therein and for the absence of footnotes and normal year-end adjustments in the quarterly CHC Financial Statements) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders’ equity and cash flows of CHC and its subsidiaries as of the dates and for the periods indicated.

(e)           Intentionally Omitted.

(f)           Regulatory Enforcement Matters.  Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National is subject to, or has received any notice or advice that it may become subject to, any order, agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of financial institution deposits or any other governmental agency having supervisory or regulatory authority with respect to CHC or City National.

(g)           Tax Matters.  CHC and City National have each filed with the appropriate governmental agencies or properly extended such filings, all federal, state and local income, franchise, excise, sales, use, real and personal property and other tax returns and reports required to be filed by it.  Except as set forth in its Disclosure Schedule, neither CHC nor City National is (a) delinquent in the payment of any taxes shown on such returns or reports or on any assessments received by it for such taxes; (b) aware of any pending or, to the Knowledge of CHC or City National, threatened examination for income taxes for any year by the IRS or any state tax agency; (c) subject to any agreement extending the period for assessment or collection of any federal or state tax; or (d) a party to any action or proceeding with, nor has any claim been asserted against it by, any Governmental Authority for assessment or collection of taxes.  None of the tax returns of CHC or City National has been audited by the IRS or any state tax agency for the past five years.  To the Knowledge of CHC and City National, neither CHC nor City National is the subject of any threatened action or proceeding by any Governmental Authority for assessment or collection of taxes.  The reserve for taxes in the unaudited financial statements of CHC for the quarter ended March 31, 2012, is, in the opinion of management, adequate to cover all of the tax liabilities of CHC and City National (including, without limitation, income taxes and franchise fees) as of such date in accordance with GAAP.

(h)           Litigation.  Except as may be disclosed in its Disclosure Schedule and except for foreclosure and other collection proceedings commenced in the ordinary course of business by City National with respect to loans in default with respect to which no claims have been asserted against City National, there is no litigation, claim or other proceeding before any arbitrator or Governmental Authority pending or, to the Knowledge of CHC, threatened, against CHC or City National, or of which the property of CHC or City National is or would be subject involving a monetary amount, singly in excess of $250,000, or a request for specific performance, injunctive relief, or other equitable relief.  No litigation, claim or other proceeding disclosed in its Disclosure Schedule is material to CHC and City National.

(i)           Reports.  Except as may be disclosed in its Disclosure Schedule, since January 1, 2009, CHC and City National have filed all material reports and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Commission, (ii) the OCC, (iii) the FDIC, (iv) the Federal Reserve and (v) any other Governmental Authority with jurisdiction over CHC and City National, including the SEC.  As of their respective dates, as amended, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j)           Financial Reports; Absence of Certain Changes or Events.  CHC’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2009, 2010 and 2011, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or City National subsequent to December 31, 2011, under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively “CHC’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of CHC contained in or incorporated by reference into any of CHC’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CHC and City National as of its date, and each of the statements of income or results of operations and changes in stockholders’ equity and cash flows or equivalent statements of CHC in any of CHC’s SEC Documents (including any related notes and schedules thereto), fairly presents, or will fairly present, the results of operations, changes in stockholders’ equity and cash flows, as the case may be, of CHC and City National for periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(1)           CHC’s Disclosure Schedule lists, and upon request, CHC has delivered to CHC, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” effected by CHC or City National since December 31, 2009.  Ernst & Young, LP, which has expressed its opinion with respect to the financial statements of CHC (including the related notes) included in CHC’s SEC Documents is and has been throughout the periods covered by such financial statements (A) an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 and (B) “Independent” with respect to CHC within the meaning of Regulation S-X.

(2)           Except to the extent available in full without redaction of the SEC’s website through EDGAR two days prior to the date of this Agreement, CHC has delivered to Community Financial copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of CHC beginning since December 31, 2009 (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of CHC referred to in clause (j) above, (C) all proxy statements relating to CHC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the fiscal year ended December 31, 2009, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. § 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to CHC pursuant to this Section 5.03(j), filed by CHC with the SEC since the beginning of the first fiscal year referred to above, and (F) all comment letters received by CHC from the Staff of the SEC since December 31, 2009, and all responses to such comment letters by or on behalf of CHC.

(3)           CHC maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning CHC and City National is made known on a timely basis to the individuals responsible for the preparation of CHC’s filings with the SEC and other public disclosure documents.  CHC maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2009, such internal control over financial reporting was effective in providing reasonable assurance to CHC’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP.  Except as disclosed in its proxy statements for annual meetings of its shareholders, to CHC’s Knowledge, each director and executive officer of CHC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2009.  As used in this Section 5.03(j), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(4)           Since March 31, 2012, CHC and City National have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(5)           Since March 31, 2012, (A) CHC and City National have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CHC.

(k)           Loans and Investments.

(1)           All loans reflected in CHC’s Financial Statements as of March 31, 2012, and which have been made, extended, renewed, restructured, approved, amended or acquired since March 31, 2012, (i) have been made in the ordinary course of business, consistent with past practice; (ii) to the Knowledge of City National, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that City National has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming City National as the secured party or mortgagee.  All loans of City National have been accurately and properly reflected in CHC’s Financial Statements.

(2)           Except as set forth in its Disclosure Schedule, the reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned that are shown on CHC’s Financial Statements are, in the opinion of management of City National, adequate in all respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(3)           Except as set forth in its Disclosure Schedule and except for Federal Home Loan Bank Stock, none of the investments reflected in CHC’s Financial Statements as of and for the quarter ended March 31, 2012, and none of the investments made by City National since March 31, 2012, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of City National to dispose freely of such investment at any time.

(l)           Employee Matters and ERISA.

(1)           Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of CHC or City National and to the Knowledge of CHC there is no present effort nor existing proposal to attempt to unionize any group of employees of CHC or City National.

(2)           Except as may be disclosed in its Disclosure Schedule, (i) CHC and City National are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither CHC nor City National is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against CHC or City National pending or, to the Knowledge of CHC or City National, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the Knowledge of CHC or City National, threatened against or directly affecting CHC or City National; and (iv) neither CHC nor City National has experienced any work stoppage or other such labor difficulty during the past five (5) years.

(3)           Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National maintains, contributes to or participates in or has any liability under any employee benefit plans, as defined in Section 3(3) of ERISA, including (without limitation) any multiemployer plan (as defined in Section 3(37) of ERISA), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of CHC or City National (the “CHC Employee Plans”).  To the Knowledge of CHC and City National, no present or former employee of CHC or City National has been charged with breaching nor has breached a fiduciary duty under any of the CHC Employee Plans.  Except as may be disclosed in its Disclosure Schedule, neither CHC nor City National participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan.  CHC has provided to Community Financial a true, accurate and complete copy of each written plan or program disclosed in the Disclosure Schedule or a summary plan description therefor.

(4)           All liabilities of the CHC Employee Plans have been funded or accrued on the basis of consistent methods in accordance with GAAP.  No actuarial assumptions have been changed since the last written report of actuaries on such CHC Employee Plans.  All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course.  Except as may be noted on the CHC Financial Statements, to the Knowledge of CHC and City National, neither CHC nor City National has contingent or actual liabilities under Title IV of ERISA.  No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the CHC Employee Plans to which said Section 302 of ERISA or Section 412 of the Code apply, whether or not waived, nor does CHC or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by CHC or by any person which may be aggregated with CHC for purposes of Section 412 of the Code.  No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the CHC Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation.  To the Knowledge of CHC, no claim is pending or threatened or imminent with respect to any CHC Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which CHC or City National would be liable after March 31, 2012, except as is reflected on the CHC Financial Statements.  Neither CHC nor City National has liability for excise taxes under Sections 4971, 4975, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof, 4976 (provided, however, that this shall not include any excise tax imposed under regulations under the Health Reform Act respecting employer payment of COBRA premiums if such regulations have not been promulgated by the Effective Time), 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any CHC Employee Plan.  All CHC Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in material compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

(m)           Title to Properties; Insurance.  Except as may be disclosed in its Disclosure Schedule, (i) CHC and City National have good and marketable title, free and clear of all liens, charges and encumbrances (except taxes that are a lien but not yet payable and liens, charges or encumbrances reflected in the CHC’s Financial Statements and easements, rights-of-way and other restrictions that do not have a Material Adverse Effect on CHC and City National, taken as a whole, and further excepting in the case of other real estate owned, as such real estate is internally classified on the books of CHC or City National, rights of redemption under applicable law) to all of their owned real properties; (ii) all leasehold interests for real property and any material personal property used by CHC or City National in its businesses are held pursuant to lease agreements that are valid and enforceable in accordance with their terms; (iii) to the Knowledge of CHC and City National, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the Knowledge of CHC or City National, threatened with respect to such properties; and (iv) CHC or City National has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by CHC or City National in their businesses, free and clear of any claim, defense or right of any other person or entity that is material to such property, subject only to rights of the licensors pursuant to applicable license agreements and, in the case of non-exclusive licenses, of other licensees, which rights do not materially adversely interfere with the use of such property.  All material insurable properties owned or held by CHC and City National are adequately insured by reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance in an amount reasonably considered by management to be appropriate for the operations of CHC and City National.

(n)           Environmental Matters.  Except as may be disclosed in its Disclosure Schedule and to the Knowledge of CHC and City National, neither the conduct nor operation of CHC or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws in any respect material to the business of CHC and its subsidiaries and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation material to the business of CHC and its subsidiaries of Environmental Laws or obligate (or potentially obligate) CHC or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property where the aggregate cost of such actions would be material to CHC and its subsidiaries.  Except as may be disclosed in the Disclosure Schedule and based on the Knowledge of CHC and City National, neither CHC nor any of its subsidiaries has received any notice from any person or entity that CHC or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

(o)           Compliance with Law.  To the Knowledge of CHC and City National, CHC and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses in all material respects and conduct and have conducted their businesses in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses.

(p)           Brokerage.  Except as may be disclosed in its Disclosure Schedule and with the exception of fees payable to Keefe, Bruyette & Woods, there are no existing claims or agreements for brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by CHC or its subsidiaries.

(q)           No Undisclosed Liabilities.  CHC and its subsidiaries do not have any material liability, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due required in accordance with GAAP to be reflected in the audited consolidated balance sheet of CHC or the notes thereto, except (i) for liabilities set forth in or reserved against in the most recent annual CHC Financial Statements, (ii) for normal fluctuations in the amount of the liabilities referred to in clause (i) above or other liabilities occurring in the ordinary course of business of CHC and its subsidiaries since the date of the balance sheet included in the most recent annual CHC Financial Statements, which fluctuations in the aggregate are not material to CHC and City National taken as a whole, (iii) liabilities relating to the transactions contemplated by this Agreement, and (iv) as may be disclosed in its Disclosure Schedule.

(r)           Statements True and Correct.  None of the information supplied or to be supplied by CHC or City National for inclusion in (i) the Proxy Statement (as defined in Section 6.03 hereof), and (ii) any other documents to be filed with the SEC or any banking or other regulatory authority in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Community Financial and at the time of Community Financial’s shareholders’ meeting (referred to in Section 6.02 hereof), contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  All documents that CHC or City National is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

(t)           Books and Records.  The books and records of CHC and City National have been fully, properly and accurately maintained in all material respects and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  Management of CHC and City National and its external auditors have not identified any material weaknesses in CHC’s or City National’s internal controls over financial reporting.

(u)           Deposit Insurance.  The deposits of City National are insured by the FDIC up to applicable limits and in accordance with the Federal Deposit Insurance Act, as amended, and City National has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

(v)           Reorganization. As of the date of this Agreement, neither CHC nor City National has any reason to believe that the Company Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

Article VI

Covenants

6.01           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of Community Financial, Community Bank, CHC and City National agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Company Merger and the Subsidiary Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

6.02           Shareholder Approval.

(a)           Community Financial agrees to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of this Agreement and the consummation of the actions and transactions contemplated hereby, and to solicit shareholder approval, as promptly as practicable.  The Community Financial Board of Directors is recommending and, unless its Board of Directors, after having consulted with and considered the advice of its outside counsel and its financial advisor, has determined in good faith that to do so would be reasonably likely to be inconsistent with its fiduciary duties in accordance with Virginia law, the Community Financial Board of Directors will continue to recommend to the shareholders of Community Financial that they approve this Agreement and the Company Merger and, subject to the provisions of this Agreement, will take any other action required to permit consummation of the transactions contemplated hereby.

(b)           Each of Community Financial and CHC agrees to take, at the appropriate time, all action necessary in its capacity as sole shareholder of Community Bank and City National, respectively, to approve and adopt the Subsidiary Merger Agreement and the transactions contemplated thereby.

6.03           Registration Statement.

(a)           CHC agrees to prepare a registration statement on Form S-4 (the “Registration Statement”), to be filed by CHC with the SEC in connection with the issuance of CHC Common Stock in the Company Merger (including the proxy statement and prospectus and other proxy solicitation materials of Community Financial constituting a part thereof (the “Proxy Statement”) and all related documents).  Community Financial agrees to cooperate, and to cause Community Bank to cooperate, with CHC, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement; and, provided that Community Financial and Community Bank have cooperated as required above, CHC agrees to file the Registration Statement with the SEC as promptly as reasonably practicable after the date hereof.  Each of Community Financial and CHC agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof.  CHC also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  Community Financial agrees to furnish to CHC all information concerning Community Financial, Community Bank, and their officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b)           Community Financial agrees, as to itself and Community Bank, and CHC agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the shareholders meeting for Community Financial, contain any untrue statement which, at the time and in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.  Each of Community Financial and CHC further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

(c)           CHC agrees to advise Community Financial, promptly after CHC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CHC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04           Press Releases.  Each of Community Financial and CHC agrees that it will not, without the prior approval of the other party, issue any press release or make any other public statement relating to the transactions contemplated hereby (except for any release or statement that, in the opinion of outside counsel to such party, is required by law or regulation and as to which such party has used its best efforts to discuss with the other party in advance, provided that such release or statement has not been caused by, or is not the result of, a previous disclosure by or at the direction of such party or any of its representatives that was not permitted by this Agreement).

6.05           Access; Information.

(a)           Each of Community Financial and CHC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request.

(b)           Each of Community Financial and CHC agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 in accordance with the terms of this Agreement.  In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

(c)           No investigation by either Community Financial or CHC of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the party’s obligation to consummate the transactions contemplated by this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, neither party shall be required to provide access or disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the party or person in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement.

6.06           Acquisition Proposals.  Community Financial agrees that it shall not, and shall cause Community Financial and Community Bank’s officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Community Financial or Community Bank or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of Community Financial or Community Bank, other than the transactions contemplated by this Agreement (any of the foregoing, an “Acquisition Proposal”); provided, however, that if Community Financial is not otherwise in violation of this Section 6.06, nothing in this Agreement shall prevent the Community Financial Board of Directors from providing information to, and engaging in such negotiations or discussions and entering into a definitive agreement which constitutes a Superior Proposal (as set forth in Section 9.01(f)) with, a person with respect to an Acquisition Proposal, directly or through representatives, if the Community Financial Board of Directors, after consulting with and considering the advice of its financial advisor and its outside counsel, determines in good faith that its failure to engage in any such negotiations or discussions would be reasonably likely to be inconsistent with its fiduciary duties in accordance with Virginia law.  Community Financial shall promptly (within 48 hours) advise CHC following the receipt by it of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal and a copy of such Acquisition Proposal), and advise CHC of any material developments with respect to such Acquisition Proposal promptly upon the occurrence thereof.

6.07           Nasdaq Global Select Market Listing.  CHC agrees to list, prior to the Effective Date, on the Nasdaq Global Select Market, subject to official notice of issuance, the shares of CHC Common Stock to be issued to the holders of Community Financial Common Stock in the Company Merger.

6.08           Regulatory Applications.

(a)           CHC and Community Financial and their respective subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and any Governmental Authority necessary to consummate the transactions contemplated by this Agreement.  Each of CHC, City National, Community Financial and Community Bank agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.  Copies of applications and correspondence with such Governmental Authorities promptly shall be provided to the other parties before filing for their review and after filing for their records.

(b)           Each of CHC and Community Financial agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries and their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such party or City National to any third party or Governmental Authority; provided that all such parties shall have the right to review in advance any characterization of them that may appear in another party’s filing, notice or application.

6.09           Title Insurance and Surveys.  Community Financial shall deliver to CHC prior to the Effective Date copies of its most recent owner’s closing title insurance binder or abstract and surveys on each parcel of real estate described in the Disclosure Schedule, or such other evidence of title reasonably acceptable to CHC.  Community Financial will also provide to CHC upon request any updates or new policies, abstracts or surveys on any such real estate as CHC shall reasonably request.  CHC shall make any such requests for new policies, abstracts or surveys within twenty (20) days after the date hereof, and agrees to pay the costs of any such policies, abstracts or surveys so requested.

6.10           Environmental Reports.

(a)           CHC shall have the right to request from Community Financial copies of any environmental reports with respect to real property owned, leased or operated by Community Financial or Community Bank.  CHC, within ten (10) days after the date hereof, may order a phase one environmental report by a consultant acceptable to Community Financial of any real property owned by Community Financial or Community Bank as to which CHC has not been provided reports pursuant to the foregoing sentence for which CHC desires a phase one environmental investigation.  No such reports shall be requested with respect to any such property unless CHC has reason to believe that such property might contain any waste materials or otherwise might be contaminated.  If required by any phase one investigation or similar environmental report provided to or obtained by CHC pursuant to this Section 6.10, and within ten (10) days after learning of such requirement, CHC may order a report by a consultant acceptable to Community Financial of a phase two investigation on properties requiring such additional study.  The costs of any such phase one and phase two investigations and reports, and all property restoration costs arising from any phase two investigation, shall be borne by CHC.

(b)           CHC shall have ten (10) days from the receipt of any such phase two investigation report to notify Community Financial (“Phase Two Notice”) of the anticipated cost and type of any remedial or corrective actions which are recommended in such report as a result of possible legal liability arising from the existence of conditions identified in such report (“Remediation Estimate”).  Should the Remediation Estimate exceed $200,000, then CHC shall have the right to terminate this Agreement.  Should the Remediation Estimate be less than $200,000, Community Financial shall undertake such remediation but the costs of such remediation shall not be taken into account in determining whether Community Financial has had or is reasonably likely to have a Material Adverse Effect.

(c)           In the event CHC terminates this Agreement pursuant to this Section 6.10 or otherwise, CHC promptly shall deliver to Community Financial copies of any environmental report prepared by CHC or any third party retained by CHC.  Any results or findings contained in any environmental report will not be disclosed by CHC to any third party not affiliated with CHC, unless CHC is required by law to disclose such information.

6.11           Conforming Accounting and Reserve Policies; Restructuring Expenses.

(a)           Subject to applicable laws, following the date on which the shareholder and all required regulatory approvals of this Agreement have been obtained, Community Financial shall (i) establish and take such reserves and accruals at such time as CHC shall reasonably request to conform Community Financial’s loan, accrual and reserve policies to CHC’s policies, and (ii) establish and take such accruals, reserves and charges in order to implement such policies and to recognize for financial accounting purposes such expenses of the Company Merger and the restructuring charges related to or to be incurred in connection with the Company Merger and the Subsidiary Merger, at such times as are reasonably requested by CHC, but in no event prior to two (2) business days before the Effective Time; provided, however, that on the date such reserves, accruals and charges are to be taken, CHC shall certify in writing to Community Financial that all conditions to CHC’s obligation to consummate the Company Merger and the Subsidiary Merger set forth in this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing (as defined in Section 8.01) or otherwise to be dated the Effective Time, the delivery of which shall continue to be conditions to CHC’s obligation to consummate the Company Merger) have been satisfied or waived; and provided, further, that Community Financial shall not be required to take any action under this Section 6.11 that is not consistent with applicable laws and regulations and GAAP.

(b)           No reserves, accruals or charges taken in accordance with this Section 6.11 may be a basis to assert a violation of, or a breach of a representation, warranty or covenant of, Community Financial or Community Bank herein or a basis to assert that Community Financial has suffered a Material Adverse Effect.

6.12           Notification of Certain Matters.  Each of Community Financial and CHC shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.12 shall not constitute a failure to satisfy any condition set forth in Article VII unless the underlying untruth, inaccuracy, failure to comply or satisfy, or change or event would independently result in a failure to satisfy a condition set forth in Article VII.

6.13           Defined Contribution Plans.  Community Financial maintains an Employee Stock Ownership and 401(k) plan (the “Community Financial 401(k) Plan”) and CHC maintains a 401(k) Plan and Trust (the “CHC 401(k) Plan”).  Community Financial shall make contributions to the Community Financial 401(k) Plan between the date hereof and the Effective Time consistent with the terms of the Community Financial 401(k) Plan and past practices.  Prior to the Effective Date, the Community Financial 401(k) Plan (i) shall be terminated, (ii) all shares of Community Financial Common Stock held by the Community Financial 401(k) Plan shall be converted into rights to receive the Merger Consideration in respect thereto, and (iii) the net assets of the Community Financial 401(k) Plan shall be distributed to participants in the Community Financial 401(k) Plan and their beneficiaries, subject to the receipt of a favorable determination letter from the IRS and except as otherwise required by applicable law.  Community Financial and Community Bank shall make all amendments to the Community Financial 401(k) Plan required to permit the actions described in this Section 6.13.  Community Financial, through its counsel, after consultation with CHC and its counsel, shall file the notifications or applications with the IRS necessary to comply with the provisions of this Section 6.13.  If for any reason the IRS will not permit the Community Financial 401(k) Plan to be terminated or distributions be made to employees of Community Financial and Community Bank as provided above unless the Community Financial 401(k) Plan is amended, Community Financial may make such required amendment.

6.14           Defined Benefit Plan.  Community Financial and Community Bank maintain a defined benefit plan for employees (“Defined Benefit Plan”).  Community Financial shall make contributions to the Defined Benefit Plan between the date hereof and the Effective Time consistent with the terms of the Defined Benefit Plan and past practices.  As of the date hereof, Community Financial and Community Bank shall take all steps, provide all notifications and make reasonable efforts to acquire all necessary approvals, including but not limited to Internal Revenue Service and Pension Benefit Guarantee Corporation approvals, to, as of the Effective Date, cease benefit accruals under, and prohibit new participants in, the Defined Benefit Plan in accordance with its terms and applicable law and to treat the Defined Benefit Plan as a “frozen plan” under the applicable plan documents.

6.15           Compliance.  Community Financial and Community Bank will comply with applicable law and the terms of the relevant Employee Plan with respect to the voting of any Community Financial Common Stock held by any such plan.

6.16           Employment/Change of Control Agreements.  On or before the Effective Date, the employment agreement dated May 28, 2008, and the change of control agreement dated June 26, 2008, between Community Bank or Community Financial and Norman C. Smiley, III, shall terminate and be void and without further effect.  On or before the Effective Date, Mr. Smiley shall enter into an agreement with CHC and City National in substantially the form of Exhibit C hereto.  On or before the Effective Date, the change of control agreement dated June 27, 2008, between Community Financial and Lyle Moffett shall terminate and be void and without further effect.  On or before the Effective Date, Mr. Moffett shall enter into an agreement with CHC and City National in substantially the form of Exhibit C-2 hereto.  CHC and City National may offer change of control agreements in substantially the form of Exhibit D to each employee who currently has a change of control agreement with Community Financial and Community Bank, except for Mr. Smiley and Mr. Moffett.  In the event such employee and CHC and City National do not agree to enter into the change of control agreement in substantially the form of Exhibit D, then CHC and City National shall honor any existing change of control agreement to the extent reasonably possible and  permitted by law.  Notwithstanding anything to the contrary in this Agreement or otherwise, in no event will such payments be made at a time or in excess of amounts permitted under § 409A and under § 280G of the Code without loss of a tax deduction to the payor or imposition of an excise tax on the payee.  In addition, notwithstanding anything to the contrary in this Agreement or otherwise, the entry into employment or change of control agreements and the payments of funds in lieu thereof or pursuant thereto and the payment or agreement to pay any amount to any Community Financial or Community Bank employee or director or other person pursuant to any section of this Agreement or otherwise, are subject to any and all legal restrictions, including, but not limited to any applicable prohibition on payment of golden parachutes to employees of troubled financial institutions under 12 U.S.C. § 1828(k) and related regulations.   In consideration of the foregoing, any employee of Community Financial or Community Bank who does not sign an employment or change of control agreement with CHC and City National and whose employment is terminated shall enter into a Termination and Release Agreement in the form of Exhibit E.

6.17           Salary Continuation Agreements.  Community Bank has entered into Salary Continuation Agreements (“SERP”) with five persons, providing for salary continuation upon termination of employment and the attainment of normal retirement age.  CHC agrees that, following the Effective Date, the SERPs by and between Community Bank and Norman C. Smiley, III, R. Jerry Giles and Benny N. Werner shall be payable by CHC or City National in accordance with their terms, except that Section 2.4 of all SERPs shall be amended to provide in Section 2.4 that the Accrual Balance (as defined in the SERPs) provides only for the payment of the Accrual Balance in the aggregate over 15 years, and that the SERP between Community Bank and Norman C. Smiley, III, shall be amended to freeze any amounts payable to Smiley at their current level based upon his current base salary with no future increase of benefits due under the SERP.    The parties agree that Mr. Smiley’s SERP provides for a benefit of $50,000 per year for 15 years, beginning at the later of his attaining the age of 65 or termination of employment with City National.  The SERP for P. Douglas Richard, a retired employee of Community Bank, is currently being paid by Community Bank and shall continue to be paid following the Effective Date by CHC or City National in accordance with its terms.  The SERP for Chris Kyriakides, a former employee of Community Bank, shall be paid following the Effective Date by CHC or City National in accordance with its terms, as modified by Paragraph 2.e. of the Separation Agreement and Release by and between Chris Kyriakides and Community Financial dated May 19, 2009.

6.18           Employee Matters.

(a)           CHC agrees that those employees of Community Bank who become employees of CHC or its subsidiaries on the Effective Time (the “Former Community Financial Employees”), while they remain employees of CHC or its subsidiaries after the Effective Time will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by CHC to similarly situated employees of CHC and its subsidiaries, except as otherwise provided herein.  Except as hereinafter provided, at the Effective Time, CHC will amend or cause to be amended each employee benefit and welfare plan of CHC and its subsidiaries in which Former Community Financial Employees are eligible to participate, to the extent necessary, so that as of the Effective Time (i) such plans take into account for purposes of eligibility, participation, vesting and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with Community Bank as if such service were with CHC and its subsidiaries, (ii) Former Community Financial Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of CHC or its subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Time, (iii) Former Community Financial Employees will retain credit for unused sick leave (to a maximum of 180 days) and vacation pay for unused vacation days for the current year only without carryover of vacation days for prior years, which has been accrued as of the Effective Time, (iv) for purposes of determining the entitlement of Former Community Financial Employees to sick leave and vacation pay following the Effective Time, the service of such employees with Community Bank shall be treated as if such service were with CHC and its subsidiaries; and (v) Former Community Financial Employees are first eligible to participate and will commence participation in the CHC 401(k) Plan on the Effective Time.  Notwithstanding the foregoing, no Former Community Financial Employees shall be eligible to participate in City Holding’s West Virginia Bankers Association Master Retirement Plan.

(b)           Community Financial and Community Bank covenant and agree to take no steps prior to the Effective Time that would entitle any officer to resign and receive benefits under any employment agreement.

6.19           Severance.  Those employees of Community Financial and Community Bank who do not have employment or change of control or agreements that include severance payments or severance agreements as of the date of their termination (i) who CHC or its subsidiaries elect not to employ after the Effective Time or who are terminated involuntarily other than for cause within nine (9) months after the Effective Time, and (ii) who sign and deliver a termination and release agreement in substantially the same form as attached hereto as Exhibit E, shall be entitled to severance pay equal to one (1) week of pay, at their rate of pay in effect at the Effective Time, for each full year of continuous service with Community Bank prior to the Effective Time (the “Severance Period”) and, in the case of employees who continue as employees of CHC or its subsidiaries after the Effective Time, prior to their termination as such, subject to a minimum of ten (10) weeks and a maximum of twenty-six (26) weeks of pay.  Furthermore, any terminated employees shall be entitled to continuation coverage under City National’s group health plans or under Community Bank’s health plans continued by City National as provided in Section 6.18(a), as required by COBRA.  City National shall pay for COBRA coverage for the Severance Period for those employees entitled to severance under this Section 6.19.  Nothing in this Section 6.19 shall be deemed to limit or modify the at-will employment policy of CHC or its subsidiaries.

6.20           D & O Insurance.

(a)           CHC shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy prior to the Effective Time for a three-year period to cover the present and former officers and directors of Community Financial and Community Bank (determined as of the Effective Time) for a period of three (3) years from the Effective Time with respect to claims against such directors and officers arising from facts or events that occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Community Financial and Community Bank; provided however, that if CHC is unable to obtain such endorsement or a commitment for such endorsement within thirty (30) days prior to the Effective Time, then Community Financial may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided, further, that in no event shall CHC be required to expend in the aggregate during each year in such three-year period more than 150% of the current annual amount spent by Community Financial (the “Insurance Amount”) to maintain or procure its current directors’ and officers’ insurance coverage; provided further, that if CHC is unable to maintain or obtain the insurance called for by this Section 6.20(a), CHC shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Community Financial and Community Bank may be required to make application and provide customary representations and warranties to CHC’s insurance carrier for the purpose of obtaining such insurance.

(b)           For six (6) years after the Effective Time, CHC shall indemnify, defend and hold harmless any person who has rights to indemnification from Community Financial and Community Bank against all losses, expenses (including attorneys’ fees), claims, amounts paid in settlement, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), regardless of whether such claim is asserted or claimed after the Effective Time, to the same extent and on the same conditions as such person was entitled to such indemnification pursuant to applicable law, contract and Community Financial’s or Community Bank’s articles of incorporation, charter and bylaws, respectively, as in effect on the date of this Agreement, to the extent Community Financial or Community Bank was legally required or permitted to do so with respect to matters occurring on or before the Effective Time, including provisions relating to advances of expenses incurred in the defense of any action or suit.

(c)           If CHC shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of CHC shall assume the obligations set forth in this Section 6.20.

(d)           The provisions of this Section 6.20 are intended to be for the benefit of and shall be enforceable by each person who is entitled to be indemnified by Community Financial or Community Bank and his or her heirs and personal representatives.

6.21           Community Financial Option Plans.  Prior to the Effective Date, Community Financial will use commercially reasonable efforts to obtain an Option Cancellation Agreement from each holder of a Community Financial Stock Option who does not exercise his or her option prior to the Effective Date.  By signing the signature page hereof, the directors of Community Financial hereby consent to the cashing out of their Community Financial Stock Options as provided in Section 3.06 above.

6.22           TARP Purchase and Warrant. Community Financial shall use its reasonable best efforts to facilitate the purchase, at book value, by CHC or one of its Subsidiaries of all of the issued and outstanding shares of Community Financial Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and the related Warrant, at fair market value, to purchase 351,194 shares of Common Stock from the Treasury or other holders thereof concurrently with or immediately after (in the case of the Warrant Purchase only) the consummation of the Company Merger.  In furtherance of the foregoing, Community Financial shall provide, and shall cause Community Bank and its and their representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by CHC in connection with such purchase, including by (a) furnishing all information concerning Community Financial and Community Bank that CHC or any applicable Governmental Authority may request in connection with such purchase or with respect to the effects of such purchase on CHC or its pro forma capitalization, (b) assisting with the preparation of any analyses or presentations CHC deems necessary or advisable in its reasonable judgment in connection with such purchase or the effects thereof and (c) entering into any agreement with such holder (including any letter agreement among Community Financial, CHC and such holder) to effect the purchase of such shares as CHC may reasonably request (provided that neither Community Financial nor Community Bank shall be required to agree to any obligation that is not contingent upon the consummation of the Company Merger).

6.23           Directorship.  CHC agrees to cause one individual to be mutually agreed by CHC and Community Financial from Community Financial to be appointed as a director of CHC and of City National on the Effective Date.  CHC agrees that such individual shall be nominated by the CHC Board of Directors to stand for re-election for a three-year term at the 2013 annual meeting of shareholders of CHC, and shall be elected as a director of City National during the period that he is a director of CHC, subject to all legal and governance requirements regarding service as a director of CHC and City National.

Article VII
Conditions to Consummation of the Company Merger

7.01           Conditions to Each Party’s Obligation to Effect the Company Merger.  The respective obligation of each of CHC and Community Financial to consummate the Company Merger is subject to the fulfillment, or written waiver by CHC and Community Financial prior to the Effective Time, of each of the following conditions:

(a)           Shareholder Approval.  This Agreement and the actions and transactions contemplated hereby shall have been duly approved by the affirmative vote of the holders of the requisite number of the outstanding Community Financial Shares entitled to vote thereon in accordance with applicable law, the Community Financial articles of incorporation and the Community Financial bylaws.

(b)           Governmental and Regulatory Consents.  All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities required for the consummation of the Company Merger and the Subsidiary Merger, shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired; provided, however, that none of the preceding shall be deemed obtained or made if it shall be subject to any condition or restriction that would have a Material Adverse Effect on either CHC or Community Financial.

(c)           Third Party Consents.  All consents or approvals of all persons, other than Governmental Authorities, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Company Merger and the Subsidiary Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CHC and its subsidiaries, taken as a whole.

(d)           No Injunction.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(e)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)           Blue Sky Approvals.  All permits and other authorizations under the state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of CHC Common Stock to be issued in the Company Merger shall have been received and be in full force and effect.

7.02           Conditions to Obligation of Community Financial.  The obligation of Community Financial to consummate the Company Merger is also subject to the fulfillment, or written waiver by Community Financial prior to the Effective Time, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of CHC and City National set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date), and Community Financial shall have received a certificate, dated the Effective Time, signed on behalf of CHC by the Chief Executive Officer and the Chief Financial Officer of CHC to such effect; provided, however, inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on CHC or Community Financial; and provided further, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

(b)           Performance of Obligations of CHC and City National.  CHC and City National shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Community Financial shall have received a certificate, dated the Effective Time, signed on behalf of CHC by the Chief Executive Officer and the Chief Financial Officer of CHC to such effect.

(c)           Opinion of Counsel.  Community Financial shall have received an opinion, dated the Effective Date, of Jackson Kelly PLLC, counsel to CHC, in substantially the same form as that attached hereto as Exhibit F.

(d)           Fairness Opinion.  Community Financial shall have received the opinion of Scott & Stringfellow, LLC, dated as of the date of this Agreement (which shall be appended as an exhibit to the Proxy Statement), that the Merger Consideration to be received in the Company Merger by the shareholders of Community Financial is fair to the shareholders of Community Financial from a financial point of view.

(e)           Listing.  The shares of CHC Common Stock to be issued in the Company Merger shall have been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

(f)           Tax Opinion of CHC’s Counsel.  Community Financial shall have received an opinion, dated the Effective Date, of Jackson Kelly PLLC, counsel to CHC, to the effect that (1) the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of Community Financial to the extent they receive shares of CHC Common Stock as consideration in exchange for Community Financial Common Stock.

7.03           Conditions to Obligation of CHC.  The obligation of CHC to consummate the Company Merger is also subject to the fulfillment, or written waiver by CHC prior to the Effective Time, of each of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Community Financial and Community Bank set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date) and CHC shall have received a certificate, dated the Effective Time, signed on behalf of Community Financial by the Chief Executive Officer and the Chief Financial Officer of Community Financial to such effect; provided, however, that inaccuracies in such representations and warranties arising from events occurring after the date of this Agreement will be disregarded if the circumstances giving rise to such inaccuracies (considered collectively) do not have, and are not likely to result in, a Material Adverse Effect on CHC or Community Financial; and provided further, that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded.

(b)           Performance of Obligations of Community Financial.  Community Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CHC shall have received a certificate, dated the Effective Time, signed on behalf of Community Financial by the Chief Executive Officer and the Chief Financial Officer of Community Financial to such effect.

(c)           Opinion of Counsel.  CHC shall have received an opinion, dated the Effective Date, of Silver, Freedman & Taff, L.L.P., Counsel to Community Financial, in substantially the same form as that attached hereto as Exhibit G.

(d)           Tax Opinion of CHC’s Counsel.  CHC shall have received an opinion, dated the Effective Date, of Jackson Kelly PLLC, counsel to CHC, to the effect that the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code.

(e)           Director Non-Competes.  In consideration of the consummation of the Company Merger and the Subsidiary Merger, each of the directors of Community Financial and Community Bank except Paul M. Mott shall have executed and delivered to CHC an agreement, pursuant to which each director shall agree for the Restricted Period (as defined below) not to directly or indirectly, whether for his or her own account or for the account of any such director’s spouse, child or any other natural person who is related to such director and residing with such director, or any firm, corporation or other business organization of which such director owns a controlling interest, (i) serve as director of, or beneficially own more than 5% of the voting common stock of, any financial institution engaged in the provision of Banking Services and having a physical place of business within 40 miles of any CHC or City National branch or office as of the date hereof, or (ii) join with any other parties to apply to any Governmental Authority for the issuance of a bank, savings bank, or savings association charter for operation in the States of Kentucky, Ohio, Virginia or West Virginia.  Notwithstanding any provision contained in this Section 7.03(e), the restrictions contained herein shall not be applicable to any activity or investment of the director that existed at the time of this Agreement and that was disclosed by the director to CHC.  The term “Restricted Period” shall mean the period beginning on the Effective Time and ending three (3) years from the Effective Time.  The term “Banking Services” shall mean retail or commercial deposit or lending business, trust or asset management and all other services which are customarily provided by banks or which are otherwise provided by CHC or its subsidiaries.  The agreement referred to in this Section 7.03(e) shall be in the form of Exhibit H hereto.

(f)           Agreements.  Norman C. Smiley, III,  and Lyle Moffett shall have executed the Agreements in substantially the respective forms of Exhibit C-1 and C-2 hereto.

(g)           Redemption of Community Bank Preferred Stock.  CHC shall have entered into an Agreement for the purchase of the Community Financial Fixed Rate Perpetual Preferred Stock, Series A, and related Warrant to purchase 351,194 shares of Community Financial Common Stock, as provided for in Section 6.22 hereof, on terms and conditions consistent with Section 6.22 and acceptable to CHC in its reasonable discretion, and the said purchase of Community Financial Fixed Rate Perpetual Preferred Stock, Series A, shall be consummated.

Article VIII

Closing

8.01           Deliveries by Community Financial at Closing.  At the closing of the Company Merger (the “Closing”), Community Financial shall deliver to CHC:

(a)           certified copies of the articles of incorporation, charter and bylaws of Community Financial and Community Bank, respectively;

(b)           the officers’ certificates required by Sections 7.03(a) and 7.03(b) hereof;

(c)           a certified copy of the resolutions of Community Financial’s Board of Directors, as required for valid approval of the execution of this Agreement and the consummation of the Company Merger;

(d)           a certified copy of the resolutions of Community Bank’s Board of Directors and written consent of the sole shareholder of Community Bank, as required for valid approval of the execution of this Agreement, the Subsidiary Merger Agreement and the consummation of the Subsidiary Merger;

(e)           a certificate of the Virginia State Corporation Commission, dated a recent date, stating that Community Financial is in existence;

(f)           Certificates of the OCC and the FDIC, dated recent dates, relating to the valid existence and the FDIC insurance of deposits of Community Bank;

(g)           Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Virginia State Corporation Commission and the Secretary of State of the State of West Virginia in order to cause the Company Merger to become effective pursuant to the VSCA and the WVBCA;

(h)           the executed Subsidiary Merger Agreement and Articles of Merger relating to the Subsidiary Merger in proper form for filing with appropriate Governmental Authorities and offices;

 (i)           the executed Agreements signed by Norman C. Smiley, III, and Lyle Moffett in substantially the same forms as Exhibits C-1 and C-2;

(j)           the opinion of Silver, Freedman & Taff, L.L.P., Counsel to Community Financial, in substantially the same form as that attached hereto as Exhibit G; and

(j)           such other documents as CHC or its counsel may reasonably request.

8.02           Deliveries by CHC at the Closing.  At the Closing, CHC shall deliver to Community Financial:

(a)           certified copies of the articles of incorporation, articles of association and bylaws of CHC and City National, respectively;

(b)           the officers’ certificates required by Section 7.02(a) and (b) hereof;

(c)           a certified copy of the resolutions of CHC’s Board of Directors authorizing the execution of this Agreement and the consummation of the Company Merger;

(d)           a certified copy of the resolutions of City National’s Board of Directors and its sole shareholder authorizing the execution of this Agreement, the Subsidiary Merger Agreement and the consummation of the Subsidiary Merger;

(e)           Articles of Merger executed by the proper parties thereto reflecting the terms and provisions of this Agreement and including as an exhibit thereto the Plan of Merger attached hereto as Exhibit A in proper form for filing with the Virginia State Corporation Commission and the Secretary of State of the State of West Virginia in order to cause the Company Merger to become effective pursuant to the VSCA and the WVBCA;

(f)           the executed Subsidiary Merger Agreement and Articles of Merger relating to the Subsidiary Merger in proper form for filing with appropriate Governmental Authorities and offices;

(g)           the executed Agreements with Norman C. Smiley, III, and Lyle Moffett signed by CHC and City National in substantially the same forms as Exhibits C-1 and C-2;

(h)           the opinion of Jackson Kelly PLLC, counsel to CHC in substantially the same form as that attached hereto as Exhibit F;

(i)           the opinion of Jackson Kelly PLLC, counsel to CHC, to the effect that (1) the Company Merger constitutes a “reorganization” within the meaning of Section 368 of the Code and (2) no gain or loss will be recognized by shareholders of Community Financial to the extent they receive shares of CHC Common Stock as consideration in exchange for Community Financial Common Stock; and

(j)           such other documents as Community Financial or its counsel may reasonably request.

Article IX

Termination

9.01           Termination.  This Agreement may be terminated and the Company Merger may be abandoned:

(a)           Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of CHC and Community Financial, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors.

(b)           Breach.  At any time prior to the Effective Time, by CHC in writing if Community Financial or Community Bank has, or by Community Financial or Community Bank in writing if CHC or City National has, breached in any material respect any covenant or undertaking contained herein or any representation or warranty contained herein such that the conditions set forth in Section 7.02(a) or 7.02(b), or Section 7.03(a) or 7.03(b), whichever is applicable, would not be satisfied, unless such breach has been or may be cured within thirty (30) days after written notice of such breach.

(c)           Delay.  At any time prior to the Effective Time, by CHC or Community Financial, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Company Merger is not consummated by January 31, 2013, except to the extent that the failure of the Company Merger then to be consummated arises out of or results from the action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d)           No Approval.  By Community Financial or CHC, in each case if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (1) the approval of any Governmental Authority required for consummation of the Company Merger, the Subsidiary Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority or (2) the shareholder approval contemplated by Section 6.02 herein is not obtained within sixty (60) days of the date of the Proxy Statement; provided, however, that neither Community Financial nor CHC shall be entitled to terminate this Agreement under this section unless it has complied with all of its obligations under this Agreement with respect to the Registration Statement, the Proxy Statement and the Community Financial shareholder meeting.

(e)           Failure to Recommend, Etc.  By CHC if (1) upon the effectiveness of the Registration Statement, the Board of Directors of Community Financial shall not have recommended approval of this Agreement to its shareholders, or (2) at any time prior to the receipt of the approval of Community Financial’s shareholders contemplated by Section 6.02(a), Community Financial’s Board of Directors shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of CHC (whether in accordance with Section 6.02 or otherwise).

(f)           Acceptance of Superior Proposal.  By Community Financial, if, without breaching Section 6.06, Community Financial shall enter into a definitive agreement with a third party providing for an Acquisition Proposal on terms determined in good faith by the Community Financial Board, after consulting with and considering the advice of Community Financial’s outside counsel and financial advisors, to constitute a Superior Proposal (as defined below); provided, that the right to terminate this Agreement under this Section 9.01(f) shall not be available to Community Financial unless it delivers to CHC (1) written notice of Community Financial’s intention to terminate at least five (5) days prior to termination and (2) simultaneously with such termination, the Fee referred to in Section 9.04.  For purposes of this Section 9.01(f), “Superior Proposal” means an Acquisition Proposal made by a third party after the date hereof which, in the good faith judgment of the Board of Directors of Community Financial, taking into account the financial aspects of the proposal and the person making such proposal, (1) if accepted, is more likely than not to be consummated, and (2) if consummated, is reasonably likely to result in a more favorable transaction than the Company Merger for Community Financial and its shareholders.

(g)           Environmental Reasons.  By CHC in the event the Remediation Estimate in Section 6.10(b) exceeds $200,000.

1.1.1. 9.02           Decline in CHC Common Stock Price. This Agreement may be terminated and the Company Merger may be abandoned by Community Financial, if the Community Financial Board so determines by a vote of the majority of the members of the entire Community Financial Board, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

1.1.1.1. (a)           The number obtained by dividing the CHC Average Price by the Starting Price (as defined below) (the “CHC Ratio”) shall be less than 0.80; and

1.1.1.2. (b)           (x) the CHC Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Starting Index Price (each as defined below) and subtracting 0.20 from the quotient in this clause (b)(y) (such number in this clause (b)(y) being referred to herein as the “Index Ratio”);

subject, however, to the following three (3) sentences. If Community Financial elects to exercise its termination right pursuant to this Section 9.02 it shall give written notice to CHC (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, CHC shall have the option to increase the consideration to be received by the holders of Community Financial Common Stock hereunder, by adjusting the applicable Exchange Ratio (calculated to the nearest one one-thousandth) so that the value equals the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the applicable Exchange Ratio (as then in effect) by (B) the CHC Average Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the applicable Exchange Ratio (as then in effect) by (B) the CHC Ratio. If CHC so elects within such five-day period, it shall give prompt written notice to Community Financial of such election and the revised applicable Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.02 and this Agreement shall remain in effect in accordance with its terms (except as the applicable Exchange Ratio shall have been so modified.)

For purposes of this Section 9.02 the following terms shall have the meanings indicated:

“CHC Average Price” means the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Global Select Market during the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

“Determination Date” means the later of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit consummation of the transactions contemplated by this Agreement is received, without regard to any requisite waiting period in respect thereof, or (ii) the date on which the shareholders of Community Financial approve the Agreement and the Company Merger.

“Final Index Price” means the average of the Index Prices for the ten (10) consecutive full trading days ending on the trading day prior to the Determination Date.

“Index Price” on a given date means the closing value of the NASDAQ Bank Index.

 “Starting Index Price” means the NASDAQ Bank Index price on the last trading day preceding the first public announcement of entry into this Agreement.

“Starting Price” means the Closing Price of a share of CHC Common Stock on the NASDAQ (as reported in The Wall Street Journal or if not reported therein in another authoritative source) on the last trading day preceding the first public announcement of entry into this Agreement.

If CHC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the CHC Common Stock shall be appropriately adjusted for the purposes of applying this Section 9.02.

9.03           Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Company Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Sections 9.04 and 10.01 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination unless such party is obligated to pay and has paid the Fee pursuant to Section 9.04.

9.04           Liquidated Damages.  If (1) CHC terminates this Agreement pursuant to Section 9.01(e) or (2) Community Financial terminates this Agreement pursuant to Section 9.01(f), then, within five (5) business days of such termination, Community Financial shall pay CHC by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty and as the sole and exclusive remedy, $1,200,000 (the “Fee”).  If (i) this Agreement is terminated solely by reason of the failure of Community Financial to receive shareholder approval of the Company Merger and an Acquisition Proposal was publicly announced or disclosed at any time after the date of this Agreement and prior to the date of any Community Financial shareholder meeting to consider this Agreement, and (ii) if, within twelve (12) months after the date of the announcement of the Acquisition Proposal, a change in control of Community Financial is consummated, then Community Financial shall pay the Fee to CHC by wire transfer in immediately available funds within three (3) days of the consummation of such Acquisition Proposal.  (For purposes of this Section 9.04, a “change in control” of Community Financial shall be deemed to have taken place if: (w) any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than Community Financial, or any employee benefit plan of Community Financial, is or becomes the beneficial owner, directly or indirectly, of securities representing more than fifty percent (50%) of the then-issued and outstanding common stock of Community Financial or the combined voting power of the then-outstanding securities of Community Financial, whether through a tender offer or otherwise; (x) there occurs any consolidation or merger in which Community Financial is not the continuing or surviving corporation (except for a merger in which the holders of Community Financial’s Common Stock and/or other voting stock immediately prior to the merger have the same proportionate ownership of common and/or other voting stock of the surviving corporation immediately after the merger); (y) there occurs any consolidation or merger in which Community Financial is the surviving corporation but in which shares of its common and/or other voting stock would be converted into cash or securities of any other corporation or other property or if its shareholders own less than fifty percent (50%) of the outstanding common stock immediately after the transaction; or (z) there occurs any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Community Financial.  No Fee shall be required to be paid if CHC or Community Financial terminates this Agreement solely because of the failure of Community Financial to obtain the shareholder approval of this Agreement and the actions and transactions contemplated hereby.

Article X

Miscellaneous

10.01           Survival.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than those contained in Sections 6.05(b), 9.03, and 9.04 and in this Article X, shall survive the termination of this Agreement if this Agreement is terminated prior to the Effective Time.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained in Sections 6.13, 6.14, 6.16, 6.17 through 6.20 and 6.23, which by their terms apply or are to be performed in whole or in part after the Effective Time, and this Article X.

10.02           Waiver; Amendment; Assignment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision, or (b) amended or modified by an agreement in writing executed by both parties, except that, after approval of the Company Merger by the shareholders of Community Financial, no amendment may be made which under applicable law requires further approval of such shareholders without obtaining such required further approval.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.03           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

10.04           Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within such State.

10.05           Expenses.  Subject to Section 9.04, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

10.06           Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or sent by facsimile (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

If to CHC, to:

Charles R. Hageboeck, President & CEO
City Holding Company
25 Gatewater Road
Charleston, West Virginia 25313
Facsimile: (304) 769-1122

With a copy to:

Charles D. Dunbar, Esq.
Jackson Kelly PLLC
500 Lee Street, East, 16th Floor (Zip 25301)
P.O. Box 553
Charleston, West Virginia   25322
Facsimile: (304) 340-1272

If to Community Financial, to:

Community Bank
Norman C. Smiley, III, President & CEO
Community Financial Corporation
38 North Central Avenue
Staunton, Virginia   24401
Facsimile:  (540) 885-0643

With a copy to:

James S. Fleischer
Silver, Freedman & Taff, L.L.P.
3299 K Street, N.W., Suite 100
Washington, DC 20007
Facsimile:  (202) 337-5502

10.07           Entire Understanding; No Third Party Beneficiaries.  This Agreement (together with the Disclosure Schedules and the Exhibits hereto) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made.  Except for Sections 6.13, 6.17 through 6.20 and 6.23 hereof (which is intended to be for the benefit of those present and former employees and directors of Community Financial and Community Bank affected thereby and may be enforced by such persons), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.08            Severability.  The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any party or person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.09            Disclosures.  Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement or any schedule attached or delivered pursuant hereto shall be deemed to be disclosure for purposes of any other Section to which the relevance of such item is reasonably apparent.

10.10           Interpretation; Effect.  When a reference is made in this Agreement to Sections, Exhibits or the Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated.  The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires.  No provision of this Agreement shall be construed to require Community Financial, Community Bank, CHC or City National or any of their respective subsidiaries, affiliates or directors to take any action that would violate applicable law (whether statutory or common law), rule or regulation.  The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMMUNITY FINANCIAL CORPORATION		CITY HOLDING COMPANY

By:	/s/ Norman C. Smiley, III	By:	/s/ Charles R. Hageboeck
Printed:	Norman C. Smiley, III	Printed:	Charles R. Hageboeck
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

COMMUNITY BANK		CITY NATIONAL BANK OF WEST VIRGINIA

By:	/s/ Norman C. Smiley, III	By:	/s/ Charles R. Hageboeck
Printed:	Norman C. Smiley, III	Printed:	Charles R. Hageboeck
Title:	President and Chief Executive Officer	Title:	President

Each of the undersigned directors of Community Financial hereby agrees in his individual capacity, subject to his fiduciary obligations as a director or shareholder (if a trustee or other fiduciary under law), but not in his capacity as a director or shareholder, to vote his Community Financial Shares that are registered in his personal name (and agrees to use his best efforts to cause all additional Community Financial Shares owned jointly with any other person or by his spouse or over which he has voting influence or control to be voted) in favor of this Agreement and the Company Merger.  In addition, each of the undersigned directors hereby agrees not to make any transfers of Community Financial Shares with the purpose of avoiding his agreements set forth in the preceding sentence.  Further, each director acknowledges his covenants as set forth in Section 6.21 hereof.    This provision shall be of no further force or effect upon the termination of the Agreement pursuant to Section 9.01.

Dated this 2nd day of August, 2012.

/s/ Charles F. Anderson
Charles F. Andersen

/s/ James R. Cooke, Jr.
James R. Cooke, Jr.

/s/ Charles W. Fairchilds
Charles W. Fairchilds

/s/ P. Douglas Richard
P. Douglas Richard

/s/ Norman C. Smiley, III
Norman C. Smiley, III

/s/ Dale C. Smith
Dale C. Smith

/s/ Morgan N. Trimyer, Jr.
Morgan N. Trimyer, Jr.

/s/ Paul M. Mott
Paul M. Mott

List of Exhibits

Exhibit	Title

A.	Plan of Merger
B.	Form of Agreement and Plan of Merger for Subsidiary Merger
C-1.	Form of Agreement-Smiley
C-2.	Form of Agreement-Moffett
D.	Form of Change of Control Agreement
E.	Form of Termination and Release Agreement
F.	Form of Opinion of CHC’s Counsel
G.	Form of Opinion of Community Financial’s Counsel
H.	Director Non-Compete

Exhibit A

PLAN OF MERGER

of

CITY HOLDING COMPANY,

a West Virginia corporation

and

COMMUNITY FINANCIAL CORPORATION, INC.

a Virginia corporation

1.           The names of the corporations proposing to merge (the “Company Merger”) are City Holding Company, a West Virginia corporation (“CHC”) and Community Financial Corporation, Inc., a Virginia corporation (“Community Financial”), pursuant to an Agreement and Plan of Merger dated as of August __, 2012, by and among Community Financial, Community Bank, a federal savings bank, CHC and City National Bank of West Virginia, a national banking association (the “Merger Agreement”).

2.           Community Financial has 10,000,000 authorized shares of common stock, par value $0.01 per share (“Community Financial Common Stock”), of which 4,361,658 shares are presently issued and outstanding, and 3,000,000 authorized shares of preferred stock, par value $0.01, liquidation value $1,000 per share, of which 12,643 shares are presently issued and outstanding (“Community Financial Preferred Stock”).  Community Financial has also issued a Warrant to Purchase 351,194 shares of Community Financial Common Stock at an exercise price of $5.40 per share, dated December 19, 2008 (the “Warrant”).

3.           CHC has 50,000,000 authorized shares of common stock, par value $2.50 per share (“CHC Common Stock”), and 500,000 authorized shares of preferred stock,  par value $25.00 per share, of which 14,820,633 shares of CHC Common Stock and no shares of preferred stock are presently issued and outstanding.

4.           The effective date of the Company Merger, as that phrase is used herein, shall mean ________________, 2012 (the “Effective Date”).  The date and time at which the Company Merger becomes effective shall be the “Effective Time.”

5.           Subject to the terms and conditions of the Merger Agreement, at the Effective Time:

(a)           Each holder of a share of Community Financial Common Stock issued and outstanding prior to the Effective Time (other than shares held directly or indirectly by CHC, except shares held by CHC in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall receive in respect thereof 0.1753 shares of CHC Common Stock (the “Exchange Ratio”) for each share of Community Financial Common Stock     (the “Merger Consideration”).

(b)           Each share of Community Financial Common Stock that, immediately prior to the Effective Time, is held directly or indirectly by CHC, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall by virtue of the Company Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

(c)           Each share of CHC Common Stock that is issued and outstanding immediately prior to the Effective Time shall continue to be an issued and outstanding share of CHC Common Stock at and after the Effective Time.

(d)           At the Effective Time, holders of Community Financial Common Stock shall cease to be, and shall have no rights as, shareholders of Community Financial, other than the right to receive (a) any dividend or other distribution with respect to such Community Financial Common Stock with a record date occurring prior to the Effective Date, and (b) the per share Merger Consideration for each share of Community Financial Common Stock, as provided under Article III of the Agreement.  After the Effective Time, there shall be no transfers on the stock transfer books of Community Financial or the Surviving Corporation of Community Financial Common Stock.

(e)           Notwithstanding any other provision in this Agreement, no fractional shares of CHC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Company Merger; instead, CHC shall pay to each holder of Community Financial Common Stock who otherwise would be entitled to a fractional share of CHC Common Stock an amount in cash (without interest) determined by multiplying such fraction by the CHC Average Closing Price.  The CHC Average Closing Price shall equal the average of the per share closing prices of a share of CHC Common Stock as reported on the Nasdaq Global Select Market during the ten (10) trading days immediately preceding the tenth (10th) calendar day immediately preceding the Effective Date (the “CHC Average Closing Price”).

 (f)           As soon as practicable but in no event more than five (5) calendar days after the Effective Date, the Exchange Agent shall mail a letter of transmittal to each holder of record of Community Financial Common Stock whose shares of Community Financial Common Stock were converted into the right to receive a portion of the Merger Consideration.  The letter of transmittal shall provide instructions for the submission of certificates (“Old Certificates”) (or an indemnity satisfactory to CHC, the Surviving Bank and Computershare Investor Services, LLC, as Exchange Agent (the “Exchange Agent”), if any of such certificates are lost, stolen, or destroyed) representing all shares of Community Financial Common Stock of such holder of record converted into the right to receive the applicable portion of the Merger Consideration at the Effective Time.

(g)           At or prior to the Effective Time, CHC shall deposit, or shall cause to be deposited, with the Exchange Agent an estimated amount of cash for fractional shares (such cash being hereinafter referred to as, the “Exchange Fund”).  In accordance with the terms contained in the letter of transmittal contemplated in this Section 3.04, the Exchange Agent shall distribute the Exchange Fund to the Community Financial shareholders upon receipt of the Old Certificates or a satisfactory indemnity as contemplated in Section 3.04(a) of the Merger Agreement.

(h)           CHC shall cause any check in respect of any cash that a holder of Community Financial Common Stock shall be entitled to receive to be delivered to such shareholder no later than five (5) days following delivery to the Exchange Agent of the Old Certificates (or indemnity satisfactory to CHC, the Surviving Bank and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder.  No interest will be paid on any per share Merger Consideration that any such holder shall be entitled to receive.

(i)           Any portion of the Exchange Fund that remains unclaimed by the shareholders of Community Financial one year after the Effective Time shall be returned to CHC.  Any shareholders of Community Financial who have not theretofore complied with Article III of the Merger Agreement shall thereafter look only to CHC for payment of any applicable per share Merger Consideration, without any interest thereon.

(j)           Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Community Financial Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(k)           Should CHC change (or establish a record date for changing) the number of shares of CHC Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, special cash dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding CHC Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be appropriately and proportionately adjusted.

(l)            At the Effective Time, each outstanding option (each, a “Community Financial Stock Option”) to purchase shares of Community Financial Common Stock under any and all plans of Community Financial under which stock options have been granted and are outstanding (collectively, the “Community Financial Stock Plans”) shall vest and holders of Community Financial Stock Options shall be entitled to receive cash in an amount equal to the difference between the value of (a) $6.00 and (b) the exercise price (rounded to the nearest cent) for each outstanding Community Financial Stock Option (the “Stock Option Consideration”).  There will be no payment by CHC to any holder of Community Financial Stock Options with an exercise price equal to or greater than $6.00 and any such Community Financial Stock Option shall be terminated as of the Effective Time.  CHC shall have no obligation to make any additional grants or awards under the Community Financial Stock Plans.

(m)           Each share of Community Financial Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist as of the Effective Time in connection with the purchase of the Community Financial Preferred Stock by CHC as provided for in Section 6.22 of the Merger Agreement.  Prior to, or as soon as practicable after, the Effective Time, the Warrant shall be cancelled in connection with the purchase of the Warrant by CHC as provided for in Section 6.22 of the Merger Agreement.  No Merger Consideration shall be payable for the Community Financial Preferred Stock or the Warrant.

6.           Upon the Effective Date, Community Financial shall merge into and with CHC, which shall survive the Company Merger and the separate existence of Community Financial shall thereupon cease.

7.           Upon and after the Effective Date, CHC shall thereupon and thereafter possess all the rights, privileges, powers and franchises of a public as well as a private nature, of each of the parties hereto; and all property, real, personal and mixed, all debts due on whatever account and all other choses in action and all and every other interests of or belonging to or due to each of the parties hereto shall be taken and deemed to be transferred to and vested in CHC without further act or deed; and the title to any real estate, or any interest therein, shall not revert or be in any way impaired by reason of the Company Merger.

8.           Upon and after the Effective Date, CHC shall be responsible and liable for all the liabilities and obligations of both of the parties hereto in the same manner and to the same extent as if CHC had itself incurred the same or contracted therefor; and any claim existing or action or proceeding by or against either of the parties hereto may be prosecuted to judgment as if the Company Merger had not taken place or CHC may be substituted in its place.  Neither the rights of creditors nor liens upon the property of either of the parties hereto shall be impaired by such Company Merger; but any such lien shall be limited to the property upon which there were liens immediately prior to the time of the Company Merger.

9.           The articles of incorporation of CHC shall continue to be the articles of incorporation of CHC upon and after the Effective Date until changed or amended in accordance with the terms thereof.

10.           The Code of Bylaws of CHC shall continue to be the Code of Bylaws of CHC upon and after the Effective Date until changed or amended in accordance with the terms thereof.

11.           The directors of CHC immediately prior to the Effective Date, and the director appointed pursuant to Section 6.23 of the Merger Agreement shall continue to hold such positions following the Company Merger, and such directors shall hold office until such time as their successors shall be duly elected and qualified.

Exhibit B

AGREEMENT AND PLAN OF MERGER FOR SUBSIDIARY MERGER

This AGREEMENT AND PLAN OF MERGER FOR SUBSIDIARY MERGER (this “Agreement”) dated as of ___, 2012, by and between City National Bank of West Virginia (“City National”), a national banking association and wholly-owned subsidiary of City Holding Company, a West Virginia corporation (“CHC”), and Community Bank, a federal thrift and wholly-owned subsidiary of Community Financial Corporation, a Virginia corporation (“Community Financial”).

WITNESSETH:

WHEREAS, CHC, Community Financial, City National and CB have entered into an Agreement and Plan of Merger dated as of August __, 2012 (the “Reorganization Agreement”) providing for the acquisition by CHC of all of the outstanding shares of capital stock of Community financial in a merger pursuant to the provisions of the West Virginia Business Corporation Act and the Virginia Stock Corporation Act, and providing for the merger of Community Bank with and into City National (the “Merger”), in accordance with the provisions of applicable state and federal law; and

WHEREAS, the Boards of Directors of City National and Community Bank have each adopted a resolution approving this Agreement and the Boards of Directors of City National and Virginia Savings have directed that this Agreement and the Merger contemplated hereby be submitted to the sole shareholders of City National and Community Bank for adoption and approval;

NOW, THEREFORE, the parties hereto, in consideration of amounts to be paid pursuant hereto and subject to the terms and conditions of the Reorganization Agreement, agree as follows:

ARTICLE I.

Constituent Corporations

City National and Community Bank shall be the constituent corporations with respect to the Merger.

ARTICLE II.

Merger

Effective as of the time of the effectiveness of the Merger specified by the Office of the Comptroller of the Currency (the “Effective Time of the Merger”), Community Bank shall be merged with and into City National, and City National shall be the surviving institution in the Merger (sometimes hereinafter referred to as the “Surviving Institution

ARTICLE III.

Charter, Bylaws, Etc.

1.           Charter.  At the Effective Time of the Merger, the articles of association of City National in effect immediately prior to the Effective Time shall continue to be the charter of the Surviving Institution.

2.           Bylaws.  At the Effective Time of the Merger, the bylaws of City National in effect immediately prior to the Effective Time of the Merger shall continue to be the bylaws of the Surviving Institution.

3.           Directors and Officers.  At the Effective Time of the Merger, the directors of City National then holding office together with the director appointed pursuant to Section 6.23 of the Merger Agreement shall continue to be the directors of the Surviving Institution, and the officers of City National then holding office shall continue to be the officers of the Surviving Institution, in each case subject to the Surviving Institution’s articles of association and by-laws and applicable law as to the term and removal of directors and officers and subject to City National’s right to change the titles of the officers of City National after the Effective Time of the Merger, subject to any restrictions in any applicable employment agreements.

4.           Home Office.  The home office and branch offices of City National immediately prior to the Merger shall continue to be the home office and branch offices of the Surviving Institution at the Effective Time of the Merger.  The home office and branch offices of Virginia Savings immediately prior to the Merger shall become branch offices of the Surviving Institution at the Effective Time of the Merger.

ARTICLE IV.

Manner of Converting and Exchanging Stock

1.           Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporations’ stock at the Effective Time of the Merger shall be as follows:

(a)           Each of the 123,701 shares of common stock, $5.00 par value per share, of City National, outstanding immediately prior to the Effective Time of the Merger shall remain outstanding immediately after the Effective Time of the Merger.

(b)           Each of the _________ shares of common stock, $___  par value per share, of Community Bank (the “Community Bank Common Stock”), outstanding immediately prior to the Effective Time of the Merger shall, at the Effective Time of the Merger, be cancelled without consideration therefor.

2.           After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of Virginia Savings or the Surviving Institution of any shares of Community Bank Common Stock.

ARTICLE V.

Effect of Merger

From and after the Effective Time of the Merger, the Surviving Institution shall have all of the rights, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal, and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations.  All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Institution without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

ARTICLE VI.

Surviving Institution

From and after the Effective Time of the Merger, the Surviving Institution shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Institution may be substituted in the place of such constituent corporation.  No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

ARTICLE VII.

Further Documents

If at any time the Surviving Institution shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Institution the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time of the Merger (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Institution and otherwise to carry out the provisions hereof.

ARTICLE VIII.

Effect of Termination

In the event that the Reorganization Agreement is terminated pursuant to Section 9.01 thereof, this Agreement shall be terminated and the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by their officers thereunto duly authorized as of the day and year first written above.

CITY NATIONAL BANK OF WEST VIRGINIA
By:
Charles R. Hageboeck, President

COMMUNITY BANK
By:
Norman C. Smiley, III, President

 Exhibit C-1

AGREEMENT

THIS AGREEMENT (“Agreement”) is by and between CITY HOLDING COMPANY and CITY NATIONAL BANK OF WEST VIRGINIA, (collectively, “Employer”), and Norman C. Smiley, III (“Employee”), and recites and provides.

Recitals:

A.           Employee is employed by Employer as a Market President.

B.           Employee is willing to make his/her services available to Employer on the terms and subject to the conditions set forth herein.

Agreement:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Prior Agreements Void.  The Employment Agreement signed between Community Bank (headquartered in Staunton, Virginia) and Norman C. Smiley III, on May 28, 2008, and the Change of Control Agreement between Community Financial Corporation, Inc., and Employee dated June 26, 2008, are no longer in effect.

2. Involuntary Termination without Just Cause.  If Employee is terminated within the first two (2) years following the closing of the merger of City Holding Company and Community Financial and their respective subsidiaries (the “Contract Period”) involuntarily and without “Just Cause” as defined below, Employee will receive severance of $526,417 (“Termination Compensation”).  Such Termination Compensation shall be paid in equal installments over twenty-four (24) months, and shall run concurrent with the Non-Compete & Non-Solicit Condition described in Section 6 below. “Just Cause” shall mean termination for Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Employer’s business, or misappropriation of Employer’s assets or similarly serious violation of policy of City National Bank of West Virginia or City Holding Company.  If the termination is for “Just Cause”, then no termination compensation shall be paid.

3. Voluntary Termination by Employee.  If Employee voluntarily terminates employment within the Contract Period, Employee will receive the Termination Compensation, paid in equal installments over twenty-four (24) months, and such payments shall run concurrent with the Non-Compete and Non-Solicit Condition described in Section 6 below. Employee agrees that he shall make no disparaging remarks about Employer and shall allow the Employer to characterize his voluntary termination in any manner that it chooses that is not disparaging to the Employee.

4. No Obligation to Seek Other Employment.  While receiving payments pursuant to this Agreement, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

5. Excess Payments/Other Limitations.  Notwithstanding anything to the contrary in this Agreement, if Employer determines, in its reasonable discretion, that any payment required hereunder would be considered a “parachute payment”, which is subject to an Excise Tax or is not deductible under Sections 280G or 162(m) of the Internal Revenue Code, as amended, then the amount due and payable to Employee shall be reduced by an amount which is sufficient to avoid the provisions of Sections 280G and 162(m) of the Internal Revenue Code, and Employee agrees to such reduction.

6. Non-Competition/Non-Solicitation.  If the employment of Employee terminates during the Contract Period for any reason whatsoever (resignation, retirement, termination for cause, etc.), Employee agrees that he will not directly or indirectly, either as principal, agent, employee, employer, co-partner, or in any other individual or representative capacity whatsoever engage in the banking and/or the financial services business which includes, but is not limited to, commercial banking, consumer banking, retail banking, bank management, mortgage brokerage, bank marketing, bank product marketing, and the insurance and trust business, or the savings and loan business or mortgage business, or any other businesses in which the Employer or its affiliates are involved.  This non-compete provision shall apply to the following geographical area: in any county  or city of any state in which the Employer maintains offices immediately prior to the termination as well as the counties of Kanawha, Putnam, Jackson, Cabell, Wayne, Mason, Lincoln, Doddridge, Marion, Raleigh, Summers, Fayette, Greenbrier, Nicholas, Braxton, Lewis, Monroe, Pocahontas, Mercer, Wood, Harrison, Jefferson, Berkeley, Morgan, Hampshire in West Virginia or the counties of Boyd, Carter, Greenup or Johnson in Kentucky, or the counties of  Lawrence or Scioto in Ohio, or the counties of Augusta, Clarke, Frederick, Rockbridge, Rockingham, Shenandoah, or Warren counties in Virginia, or the independent cities of Buena Vista, Harrisonburg, Lexington, Staunton, Waynesboro or Winchester in Virginia.  The provisions of this Section 6 shall be in effect for twenty-four (24) months beginning immediately after the separation of employment.  However, if litigation and/or arbitration is commenced by the Employer or Employee directly or indirectly pertaining to this non-competition provision or the non-solicitation provision herein below, then the non-competition and non-solicitation provision(s) herein shall begin upon separation of employment, continue through arbitration and/or litigation and terminate twenty-four (24) months after entry of a final, non-appealable ruling by a court and/or arbitration tribunal of competent jurisdiction.

If the employment of Employee terminates for any reason whatsoever (resignation, retirement, termination for cause, etc.), during the Contract Period, then for a period of two (2) years following the termination of Employee’s employment with Employer, the Employee agrees not to solicit or assist any person in so soliciting, any depositors, customers or employees of Employer or any affiliates, or directly or indirectly induce or attempt to persuade any current or former employees of Employer or any affiliates to terminate their employment with Employer or any affiliates.

7.           Violation of Non-Compete and Non-Solicitation Provisions.  The Employee agrees and understands that this entire Agreement is being given to Employee in consideration of the non-compete and non-solicitation provisions herein and that if at any time the Employee violates the non-compete, non-solicitation or any other provision of this Agreement, then Employer has the right to seek proper relief, including stopping any Termination Compensation payments (if applicable), seek recoupment of amounts already paid (if applicable), obtain an injunction and avail itself of any other proper relief or remedy, including money damages, if applicable.

8.           Miscellaneous.

a.           This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

b.           This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.

c.           All parties agree that any dispute related to this Agreement, shall be arbitrated in accordance with the Rules of the American Arbitration Association with each party to bear its or his own costs and attorneys’ fees.  Such arbitration shall occur in Charleston, West Virginia before a panel of three (3) arbitrators with the selection of the arbitrators being made as follows: Employer selects one, Employee selects one and the two (2) arbitrators select a third arbitrator.

d.           This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

e.           The Employee acknowledges that he has read this Agreement and has been given an opportunity to have counsel of his choice review this Agreement.  This Agreement supersedes all prior agreements between the parties and their predecessors, and any prior agreement with respect to employment or change of control provisions, and all prior agreements or understanding are superseded, null and void.

f.           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:
City Holding Company
City National Bank of West Virginia
25 Gatewater Road
Cross Lanes, West Virginia 25313
(304) 769-1100
Attention: Corporate Secretary

To Employee:

( )

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.           Term.    Except for the provisions of Section 6 which by its terms extends beyond the Contract Period, the term of this Agreement shall be the Contract Period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DATE:	CITY HOLDING COMPANY

By:
Witness	Name:	Charles R. Hageboeck
	Title:	President & CEO

DATE:	CITY NATIONAL BANK OF WEST VIRGINIA

By:
Witness	Name:	Charles R. Hageboeck
	Title:	President & CEO

DATE:	EMPLOYEE

Witness	NAME

Exhibit C-2

AGREEMENT

THIS AGREEMENT (“Agreement”) is by and between CITY HOLDING COMPANY and CITY NATIONAL BANK OF WEST VIRGINIA, (collectively, “Employer”), and Lyle Moffett (“Employee”), and recites and provides.

Recitals:

A.           Employee is employed by Employer as a City Executive.

B.           Employee is willing to make his/her services available to Employer on the terms and subject to the conditions set forth herein.

Agreement:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Prior Agreements Void.  The Change of Control Agreement between Community Financial Corporation, Inc., and Employee dated June 27, 2008, is no longer in effect.

2. Involuntary Termination without Just Cause.  If Employee is terminated within the first two (2) years following the closing of the merger of City Holding Company and Community Financial and their respective subsidiaries (the “Contract Period)” involuntarily and without “Just Cause” as defined below, Employee will receive severance of $309,000 (“Termination Compensation”).  Such Termination Compensation shall be paid in equal installments over twenty-four (24) months, and shall run concurrent with the Non-Compete & Non-Solicit Condition described in Section 6 below. “Just Cause” shall mean termination for Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Employer’s business, or misappropriation of Employer’s assets or similarly serious violation of policy of City National Bank of West Virginia or City Holding Company.  If the termination is for “Just Cause”, then no termination compensation shall be paid.

3. Voluntary Termination by Employee.  If Employee voluntarily terminates employment within the Contract Period, Employee will receive the Termination Compensation, paid in equal installments over twenty-four (24) months, and such payments shall run concurrent with the Non-Compete and Non-Solicit Condition described in Section 6 below. Employee agrees that he shall make no disparaging remarks about Employer and shall allow the Employer to characterize his voluntary termination in any manner that it chooses that is not disparaging to the Employee.

4. No Obligation to Seek Other Employment.  While receiving payments pursuant to this Agreement, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

5. Excess Payments/Other Limitations.  Notwithstanding anything to the contrary in this Agreement, if Employer determines, in its reasonable discretion, that any payment required hereunder would be considered a “parachute payment”, which is subject to an Excise Tax or is not deductible under Sections 280G or 162(m) of the Internal Revenue Code, as amended, then the amount due and payable to Employee shall be reduced by an amount which is sufficient to avoid the provisions of Sections 280G and 162(m) of the Internal Revenue Code, and Employee agrees to such reduction.  No amounts shall be paid or payable hereunder which violate the prohibitions of payment of golden parachute payments or other provisions of 12 U.S.C. Section 1828(k) or the related regulations promulgated thereunder or otherwise prohibited by law.

6. Non-Competition/Non-Solicitation.  If the employment of Employee terminates during the Contract Period for any reason whatsoever (resignation, retirement, termination for cause, etc.), Employee agrees that he will not directly or indirectly, either as principal, agent, employee, employer, co-partner, or in any other individual or representative capacity whatsoever engage in the banking and/or the financial services business which includes, but is not limited to, commercial banking, consumer banking, retail banking, bank management, mortgage brokerage, bank marketing, bank product marketing, and the insurance and trust business, or the savings and loan business or mortgage business, or any other businesses in which the Employer or its affiliates are involved.  This non-compete provision shall apply to the following geographical area: in any county  or city of any state in which the Employer maintains offices immediately prior to the termination as well as the counties of Kanawha, Putnam, Jackson, Cabell, Wayne, Mason, Lincoln, Doddridge, Marion, Raleigh, Summers, Fayette, Greenbrier, Nicholas, Braxton, Lewis, Monroe, Pocahontas, Mercer, Wood, Harrison, Jefferson, Berkeley, Morgan, Hampshire in West Virginia or the counties of Boyd, Carter, Greenup or Johnson in Kentucky, or the counties of  Lawrence or Scioto in Ohio, or the counties of Augusta, Clarke, Frederick, Rockbridge, Rockingham, Shenandoah, or Warren counties in Virginia, or the independent cities of Buena Vista, Harrisonburg, Lexington, Staunton, Waynesboro or Winchester in Virginia.  The provisions of this Section 6 shall be in effect for twenty-four (24) months beginning immediately after the separation of employment.  However, if litigation and/or arbitration is commenced by the Employer or Employee directly or indirectly pertaining to this non-competition provision or the non-solicitation provision herein below, then the non-competition and non-solicitation provision(s) herein shall begin upon separation of employment, continue through arbitration and/or litigation and terminate twenty-four (24) months after entry of a final, non-appealable ruling by a court and/or arbitration tribunal of competent jurisdiction.

If the employment of Employee terminates for any reason whatsoever (resignation, retirement, termination for cause, etc.), during the Contract Period, then for a period of two (2) years following the termination of Employee’s employment with Employer, the Employee agrees not to solicit or assist any person in so soliciting, any depositors, customers or employees of Employer or any affiliates, or directly or indirectly induce or attempt to persuade any current or former employees of Employer or any affiliates to terminate their employment with Employer or any affiliates.

7.           Violation of Non-Compete and Non-Solicitation Provisions.  The Employee agrees and understands that this entire Agreement is being given to Employee in consideration of the non-compete and non-solicitation provisions herein and that if at any time the Employee violates the non-compete, non-solicitation or any other provision of this Agreement, then Employer has the right to seek proper relief, including stopping any Termination Compensation payments (if applicable), seek recoupment of amounts already paid (if applicable), obtain an injunction and avail itself of any other proper relief or remedy, including money damages, if applicable.

8.           Miscellaneous.

a.           This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

b.           This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.

c.           All parties agree that any dispute related to this Agreement, shall be arbitrated in accordance with the Rules of the American Arbitration Association with each party to bear its or his own costs and attorneys’ fees.  Such arbitration shall occur in Charleston, West Virginia before a panel of three (3) arbitrators with the selection of the arbitrators being made as follows: Employer selects one, Employee selects one and the two (2) arbitrators select a third arbitrator.

d.           This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

e.           The Employee acknowledges that he has read this Agreement and has been given an opportunity to have counsel of his choice review this Agreement.  This Agreement supersedes all prior agreements between the parties and their predecessors, and any prior agreement with respect to employment or change of control provisions, and all prior agreements or understanding are superseded, null and void.

f.           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:
City Holding Company
City National Bank of West Virginia
25 Gatewater Road
Cross Lanes, West Virginia 25313
(304) 769-1100
Attention: Corporate Secretary

To Employee:

( )

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.           Term.    Except for the provisions of Section 6 which by its terms extends beyond the Contract Period, the term of this Agreement shall be the Contract Period.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DATE:	CITY HOLDING COMPANY

By:
Witness	Name:	Charles R. Hageboeck
	Title:	President & CEO

DATE:	CITY NATIONAL BANK OF WEST VIRGINIA

By:
Witness	Name:	Charles R. Hageboeck
	Title:	President & CEO

DATE:	EMPLOYEE

Witness	NAME

Exhibit D

CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (“Agreement”) is by and between CITY HOLDING COMPANY and CITY NATIONAL BANK OF WEST VIRGINIA, (collectively, “Employer”), and                                                  (“Employee”), and recites and provides.

Recitals:

A.           Employee is employed by Employer as a                                                                                                                                           .

B.           Employee is willing to make his/her services available to Employer on the terms and subject to the conditions set forth herein.

Agreement:

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.           Change in Control.  In the event of a Change of Control (as defined herein) of Employer, Employee may voluntarily terminate employment with Employer until the expiration of the 12-month period after the Change of Control for “Good Reason” and be entitled to receive (i) any compensation already due and earned but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination, an amount equal to Termination Compensation times                       .  Such amounts will be payable at the times such amounts would have been paid in accordance with the payroll practices of Employer applicable to its officers and will be paid out in regular payroll installments over the course of  months.  In addition, in the event of a Change of Control coupled with “Good Reason”, Employee shall be entitled to receive health insurance coverage from Employer on the same terms as were in effect immediately prior to Employee’s termination for a period of                          months subject to any later changes in coverage applicable to all employees.

“Good Reason” shall mean the occurrence at any time within 12 months after a Change of Control of any of the following events without Employee’s express written consent:

(a)	the assignment to Employee of duties substantially inconsistent with the position held by Employee immediately prior to the Change of Control;

(b)	a reduction by Employer in Employee’s base salary as then in effect.

(c)	an involuntary relocation of Employee more than 40 miles from the location where Employee worked immediately prior to the Change of Control;

(d)
any purported termination of the employment of Employee by Employer within 18 months after a Change of Control without “Just Cause.”  “Just Cause” shall mean termination for Employee’s personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Employer’s business, or misappropriation of Employer’s assets or similarly serious violation of policy of City National Bank of West Virginia or City Holding Company.  If the termination is for “Just Cause”, then no termination compensation shall be paid. It is expressly understood and agreed that this provision shall not in any way effect  or change the at-will status of the Employee, and this provision shall only be used in determining whether the Employee qualifies for termination compensation after a Change in Control as defined herein.

A “Change of Control” shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding City Holding Company and employee benefit plans of Employer, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Employer representing 25% or more of the combined voting power of Employer’s then outstanding securities; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the term of this Agreement constitute Employer’s Board of Directors, plus new directors whose election or nomination for election by Employer’s shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation or entity resulting in the other entity being the survivor; or (iv) the shareholders of Employer approve a plan of complete liquidation or winding-up of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer’s assets; or (v) any event which Employer’s Board of Directors affirmatively determines should constitute a Change of Control.  Notwithstanding anything in this Agreement to the contrary, if (i) Employee’s employment is terminated prior to a Change of Control, and (ii) Employee reasonably demonstrates that such termination without Just Cause was at the request or suggestion of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control, and (iii) such termination of Employee without Just Cause occurred within three (3) months prior to an official 8-K  public announcement of the proposed Change of Control, then for purposes of this Agreement, the Employee shall be entitled to the Change of Control benefits as set forth herein, effective on the date the Change of Control actually occurs.

“Termination Compensation” shall mean the highest amount of annual cash compensation, including cash bonuses, received during any one of the three calendar years preceding the year of termination of employment regardless of the length of employment of Employee.  Termination Compensation does not include stock bonuses, stock options or stock acquired pursuant to stock options; and not including the value of any other non-cash benefits or compensation (i.e. health, dental, life, disability insurance).

2.           Termination without cause prior to December 31, 2014.  If Employee is terminated involuntarily and without “Just Cause” as defined above in Section 1(d), Employee will receive severance the greater of a) $                                              or b)                   times Termination Compensation as defined above in Section 1.  Such Termination Compensation shall be paid in equal installments over                              months, at bi-weekly pay of $______________.

3.           No Obligation to Seek Other Employment.  While receiving payments pursuant to this Agreement, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder, and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

4.           Non-Solicitation.  If the employment of Employee terminates for any reason whatsoever (resignation, Change in Control, retirement, fired, etc.), and whether or not related to a Change of Control, then Employee agrees that he/she will not directly or indirectly, either as principal, agent, employee, employer, co-partner, or in any other individual or representative capacity whatsoever: (i) solicit or assist any person in so soliciting, any depositors, customers or employees of Employer or any affiliates, (ii) engage in or encourage discussions with, or directly or indirectly provide information to, (all regardless of who initiated contact) depositors or customers of Employer or any affiliates in any effort to induce or attempt to persuade such depositors or customers to place any or all part of their business, or to terminate or alter any relationship, with Employer or any affiliates, or (iii) induce or attempt to persuade any current or former employees of Employer or any affiliates to terminate their employment with Employer or any affiliates.

In the event of a Change in Control, this non-solicitation provision shall continue and then be binding on the Employee upon separation of employment if the Employer (1) tenders the Termination Compensation to the Employee or (2) terminates the Employee for Just Cause or (3) the Employee resigns or voluntarily severs the employment relationship.  This provision applies exclusively to the non-solicitation language and in no way alters any at-will employment status of the Employee.

5.           At-Will Status.  Employee acknowledges, agrees and understands that except for the provisions of Section 2 hereof, he/she is an “at will” employee serving at the will and pleasure of the Employer.  Employee understands, agrees and represents that this Change of Control Agreement and the terms herein in no way alters, amends or modifies the at-will status of the employee.  Employee understands the full meaning of this paragraph.

6.           Violation of Non-solicitation Provisions.  The Employee agrees and understands that this entire Agreement is being given to Employee in consideration of the non-solicitation provisions herein and that at any time the Employee violates the non-solicitation or any other provision of this Agreement, then Employer has the right to seek proper relief, including stopping any Termination Compensation payments (if applicable), seek recoupment of amounts already paid (if applicable), obtain an injunction and avail itself to any other proper relief or remedy including money damages, if applicable.

7.           Miscellaneous.

a.           This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

b.           This Agreement constitutes the entire Agreement between Employee and Employer with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.

c.           All parties agree that any dispute related to this Agreement shall be arbitrated in accordance with the Rules of the American Arbitration Association with each party to bear its, his or her own costs and attorneys’ fees.  Such arbitration shall occur in Charleston, West Virginia before a panel of three (3) arbitrators with the selection of the arbitrators being made as follows: Employer selects one, Employee selects one and the two (2) arbitrators select a third arbitrator.

d.           This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

e.           The Employee acknowledges that he/she has read this Agreement and has been given an opportunity to have counsel of his/her choice review this Agreement.  This Agreement supersedes all prior agreements between the parties and their predecessors, and any prior agreement with respect to employment or change of control provisions, and all prior agreements or understanding are superseded, null and void.

f.           Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

To Employer:
City Holding Company
City National Bank of West Virginia
25 Gatewater Road
Cross Lanes, West Virginia 25313
(304) 769-1100
Attention: Corporate Secretary

To Employee:

( )

g.           The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.           Timely Notice.  In order to receive termination compensation and the health insurance benefit set forth in numbered paragraph 1, the Employee agrees to notify Employer in writing within 45 days of the “Good Reason” event that entitles the Employee to Termination Compensation.  Failure to provide such written notice shall be deemed a full waiver of all Termination Compensation due pursuant to Section 1 hereof.  It is specifically understood and agreed that this 45-day notice is a material condition precedent to the Employer’s obligation to pay these benefits under Section 1 hereof.  Employee fully understands the need for timely notice and agrees that Termination Compensation and health insurance will not be paid if notice is not given within 45 days of the “Good Reason” event.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

DATE:	CITY HOLDING COMPANY

By:
Witness	Name:	Charles R. Hageboeck
	Title:	President & CEO

DATE:	CITY NATIONAL BANK OF WEST VIRGINIA

By:
Witness	Name:	Charles R. Hageboeck
	Title:	President & CEO

DATE:	EMPLOYEE

Witness	NAME

Exhibit E

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between City National Bank of West Virginia (“City National”), Community Bank (“Bank”) and _______________________________ (“Employee”) (collectively, the “Parties”).

The Parties agree as follows:

1.           Employee hereby terminates employment with Bank, effective _____________, 20__.

2.           In consideration of the agreements and promises made by Employee in this Agreement, Bank shall pay to Employee the sum of $ ___________________, less usual and customary withholding deductions (this payment plus the COBRA premium payments made by City National pursuant to paragraph 3 below, the “Severance Payment”).  Neither Bank nor City National shall have any other liability to Employee for any compensation, bonuses, or benefits of employment, other than any benefits which accrued and became vested on or before the effective date of Employee’s termination, under any employee medical or dental benefit plan of Bank, or any employee pension benefit plan of Bank, but which, under the applicable plan document, are not payable until after such effective date.

3.           Employee specifically agrees that Bank has complied with all of its notification requirements under COBRA, and Bank confirms Employee may elect COBRA continuation coverage by timely returning the appropriate election form and making the necessary premium payment.  City National shall make COBRA premium payments for the period beginning _____________ __. 20__, and ending on ___________________ __, 20__.

4.           In consideration of the agreements and promises made by Bank and City National in this Agreement, Employee hereby RELEASES AND FOREVER DISCHARGES City National and Bank and their affiliates, and their respective owners, officers, directors, agents, attorneys, and employees, from any and all claims, demands, liabilities, actions, or causes of action which Employee had, has, or may have on account of, arising out of, or related to: (a) Employee’s employment with Bank or the termination of Employee’s employment, including, without limitation, any and all claims, demands, liabilities, actions, or causes of action arising under the federal Fair Labor Standards Act of 1938, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967, the federal Americans with Disabilities Act of 1990, the common law of the Commonwealth of Virginia, the laws of the Commonwealth of Virginia governing employment discrimination and civil rights, any and all other statutes of the Commonwealth of Virginia, and any and all other federal, state, or local laws; and (b) all other matters occurring prior to the date of this Agreement, except for the obligations set forth in Section 2 above.

5.           This Agreement is made and entered into solely for the purpose of terminating Employee’s employment with Bank on an amicable and certain basis and does not in any way constitute, and shall not be construed to constitute, an admission of liability of any sort on the part of any of the Parties.

6.           Each of the agreements and promises contained in this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, agents, and successors in interest to each of the Parties.

7.           This Agreement represents the entire agreement between the Parties, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter of this Agreement.

8.           Each provision and covenant of this Agreement is severable.  If any court or other governmental body of competent jurisdiction shall conclude that any provision or individual covenant of this Agreement is invalid or unenforceable, such provision or individual covenant shall be deemed ineffective to the extent of such unenforceability without invalidating the remaining provisions and covenants of this Agreement.

9.           This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Virginia.

10.           Employee expressly agrees and acknowledges as follows: (1) that Employee understands the terms and conditions of this Agreement; (2) that Employee has knowingly and voluntarily entered into this Agreement; (3) that Employee has been advised in writing to consult an attorney in connection with reviewing and entering into this Agreement; (4) that Employee has been advised in writing that Employee may take as long as 21 days to review and consider this Agreement before signing it; (5) and that this Agreement, when signed by Bank, City National, and Employee, shall be legally binding upon the Parties, as well as upon their heirs, assigns, executors, administrators, agents, and successors in interest.

11.           Employee may revoke this Agreement by giving written notice to Bank or its successor of such revocation at any time prior to seven days following the date this Agreement is signed by the Parties, and this Agreement shall not become effective or enforceable until the end of such seven day revocation period.  If the Severance Payment has been paid prior to revocation by Employee, then Employee shall be required to return the Severance Payment to Bank or its successor as a condition to Employee’s right to exercise revocation.

WHEREFORE, intending to be legally bound to each and all of the terms of this Termination and Release Agreement, the Parties hereby execute this Agreement this ____ day of ___________, 20__.

CAUTION:	CITY NATIONAL BANK OF WEST VIRGINIA
READ BEFORE SIGNING

By:
"Employee"	Its:
"City National"

COMMUNITY BANK

By:
Its:
"Bank"

Exhibit F

[JK Letterhead]

August __, 2012

Community Financial Corporation

38 North Central Avenue

Staunton, Virginia  24401

Re:	Merger of Community Financial Corporation with and into City Holding Company

Gentlemen:

We have acted as counsel to City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association and wholly-owned subsidiary of CHC (“City National,” and together with CHC, the “CHC Entities”) in connection with the preparation, execution, and delivery of that certain Agreement and Plan of Merger dated August __, 2012 (the “Merger Agreement”), by and among CHC, City National, Community Financial Corporation, Inc., a Virginia corporation (“Community Financial”), and Community Bank, a federal savings bank (“Community Bank”), pursuant to which Community Financial will be merged with and into CHC effective as of ____________ (the “Effective Date”), and pursuant to which Community Bank will be merged with and into City National effective as of the Effective Date.  We have been asked to furnish this opinion to you on behalf of CHC in connection with the Merger Agreement and pursuant to Section 7.02(c) of the Merger Agreement.

Unless separately defined herein, the capitalized words and phrases used herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

A.	The Merger Agreement.

B.	The Articles of Merger, with related Plan of Merger, respecting the merger of Community Financial with and into CHC.

C.	The Articles of Merger respecting the merger of Community Bank with and into City National.

D.	The Agreement and Plan of Merger for Subsidiary Merger between City National and Community Bank dated _______________ ___, 2012.

E.	The articles of incorporation and Code of Bylaws of CHC and all amendments thereto.

F.	The articles of association and bylaws of City National and all amendments thereto (together with the articles of incorporation and Code of Bylaws of CHC, the “CHC Entities Organizational Documents”).

G.	A Certificate of Existence from the Office of the Secretary of State of the State of West Virginia for CHC dated ______________.

H.	A Certificate of Good Standing respecting City National issued by the Office of the Comptroller of the Currency.

I.	Resolutions adopted by the Boards of Directors of CHC and City National and the sole shareholder of City National, each authorizing the transactions contemplated by the Merger Agreement.

J.	Such other documents and instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth herein.

The documents referred to in Paragraphs A through D above are sometimes referred to collectively herein as the “Transaction Documents.”

For purposes of this opinion, we have examined the above documents and have made such examination of the laws of West Virginia and the United States as we have deemed necessary and appropriate.  We have relied upon the above documents as to matters of fact.  We have not independently checked or verified the accuracy or completeness of the information set forth or certified in such documents.

In connection with this opinion, we advise you that we have not made any special examination of and are not expressing any opinion regarding the affairs or financial condition of the CHC Entities except as otherwise expressly stated herein.

Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in connection with the Transaction Documents or any other instrument and agreement contemplated by the Transaction Documents or on any other matters, legal or otherwise, not specifically covered herein.  In examining the above listed items, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies.  In addition, in making our examination of the documents described herein which have been executed by parties other than directors and officers of the CHC Entities, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity and binding effect of all such documents on such other parties.

As to certain facts material to our opinion which we did not independently establish or verify, we have been furnished with, and have relied upon (i) certificates of officers and other representatives of the CHC Entities delivered to us in connection with this opinion (the “Officer’s Certificates”), (ii) information concerning the stock records of the CHC Entities, and (iii) the representations and warranties of CHC set forth in the Merger Agreement.  With respect to matters relating to the organization and existence of CHC addressed in the first paragraph below, we have obtained and relied upon a Certificate of Existence from the Office of the West Virginia Secretary of State for CHC, and with respect to matters relating to the organization and existence of City National addressed in the second paragraph below, we have obtained and relied upon a Certificate of Good Standing respecting City National issued by the Office of the Comptroller of the Currency.  Other than as specifically set forth herein, it is understood that we have not undertaken any independent investigation to determine the existence or absence of such facts.

As used herein, “to our knowledge” or words or phrases of similar import shall mean (i) we have relied, without any independent investigation or inquiry, solely upon the Officer’s Certificates, and (ii) during the course of our representation of the CHC Entities, no information that would give us current actual knowledge of the inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in negotiating the Transaction Documents or preparing documents in furtherance of the transaction which is the subject of the Transaction Documents.  Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within this Firm or a general search of the Firm’s files.

We are qualified to practice law in various jurisdictions, but this opinion is based only on the laws of the State of West Virginia and of the United States.  We do not purport to be experts on, or to express an opinion herein concerning, the laws of any jurisdiction other than the State of West Virginia and the laws of the United States of general application to transactions in the State of West Virginia.  We express no opinion as to state or federal securities or tax laws, except as set forth in separate opinions of our Firm.

For purposes of this opinion, we also have assumed the following: (i) the legal capacity of natural persons; (ii) that Community Financial and Community Bank are duly organized and validly existing; (iii) that the conduct of all of the parties to the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents has complied with any requirement of good faith, fair dealing, and conscionability; (iv) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (v) that the execution, delivery, and performance of the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents will not violate, contravene, conflict with or result in a breach of (A) any statute, rule, regulation, ordinance or other law of any jurisdiction other than the State of West Virginia or the federal government of the United States, or (B) any license, judgment, order, writ, injunction or decree of any court, arbitrator or governmental agency or body or any indenture agreement or instrument to which either of the CHC Entities is a party or by which either of the CHC Entities or its properties are bound, the existence of which is not known to us.

Based solely on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above and subject to the limitations and qualifications contained herein, we are of the opinion that:

1.	CHC is a corporation duly organized and validly existing under the laws of the State of West Virginia.

2.	City National is a national banking association duly organized and validly existing under federal law.

3.
Each of the CHC Entities has full right, legal power, and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents, and to consummate the transactions contemplated thereby.  The Transaction Documents and the transactions contemplated thereby have been duly authorized by each of the CHC Entities, as applicable and as necessary.  The Transaction Documents to which they are party have been duly executed and delivered by the CHC Entities, respectively, and constitute valid and binding agreements of the CHC Entities, enforceable against the CHC Entities in accordance with their terms.

The opinions expressed above are subject to the following qualifications:

A.
Our opinions with respect to the legality, validity, binding effect, and enforceability of any document or agreement referenced above and any rights granted to Community Financial or Community Bank pursuant to any such document or agreement are subject to the effect of any applicable state and/or federal bankruptcy, insolvency, readjustment of debt, receivership, fraudulent conveyance and equitable subordination, reorganization, moratorium, equity of redemption, or similar laws now or hereafter in effect governing or affecting debtors’ and creditors’ rights or remedies generally and to the effect of general principles of equity and matters of public policy (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing.  Without limiting the generality of the foregoing exceptions, we express no opinion with respect to the availability of the remedies of specific performance, injunctive relief or of any other equitable remedy.

B.
We have assumed that the execution, delivery, and performance of the Transaction Documents by Community Financial and Community Bank, do not and will not contravene, conflict with, violate or result in breach of (i) any law, statute or ordinance of any jurisdiction applicable solely to Community Financial and Community Bank and not to the CHC Entities, (ii) any provision of the constituent documents of Community Financial or Community Bank, or (iii) any approvals, consents, licenses, orders, writs, judgments, injunctions or decrees of any court, arbitrator, administrative agency or other governmental authority, or any indenture, mortgage, deed of trust, agreement, lease or other instrument to which Community Financial or Community Bank are parties.

C.
We express no opinion that the structure of the transaction or the performance of the Transaction Documents is or is not in compliance with professional accounting statutes (state or federal), and all rules, regulations, interpretations, statements, ethical codes, professional standards, and licensing requirements relating to accountancy, whether promulgated by any agency of the State of West Virginia or any local or national accounting organization or association.

D.
We express no opinion as to the enforceability of provisions of the Transaction Documents relating to (i) consents or waivers as to jurisdiction, (ii) consents or waivers of service of process, (iii) the validity or enforceability of any purported waiver or purported consent relating to any rights of the CHC Entities or duties owed thereto, existing as a matter of law, (iv) self-help provisions, and (v) waiver of Constitutional rights.

E.
We express no opinion as to any provisions in the Transaction Documents insofar as they purport to provide that any party (i) may have rights to the payment or reimbursement of attorneys’ fees and litigation expenses, except to the extent that a court determines that such fees are reasonable and such provision is enforceable, (ii) may have rights to the payment of any sum of liquidated damages, or (iii) waives any right or defense.

F.
This opinion is limited to matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated.  This opinion does not constitute a guarantee of, or security for, the obligations created pursuant to the Transaction Documents or any of the other matters referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing or insuring payment or performance of said obligation or transaction.

G.
This opinion is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing case law.  We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

H.
The opinions expressed herein represent our reasonable judgment as to certain matters of law based upon the facts presented or assumed and should not be considered or construed as a guarantee.  Actions and reliance hereon are subject to the final business judgment of the parties acting and relying hereon.

This letter is solely for your information in connection with the transaction specified in the first paragraph of this letter and may be relied upon only by you in connection with such transaction.  This letter may not be quoted in whole or in part by any entity, nor is it to be filed with any governmental agency or any other person or institution without the prior written consent of this firm.

Sincerely,

JACKSON KELLY PLLC

Exhibit G

[Letterhead of Silver, Freedman & Taff, L.L.P.]

August __, 2012

City Holding Company

25 Gatewater Road

Charleston, West Virginia 25313

Re:	Merger of Community Financial Corporation with and into City Holding Company

Gentlemen:

We have acted as counsel to Community Financial Corporation, Inc., a Virginia corporation (“Community Financial”), and Community Bank, a federal savings bank and wholly-owned subsidiary of Community Financial (“Community Bank,” and together with Community Financial, the “Community Entities”) in connection with the preparation, execution, and delivery of that certain Agreement and Plan of Merger dated August __, 2012 (the “Merger Agreement”), by and among Community Financial, Community Bank, City Holding Company, a West Virginia corporation (“CHC”), and City National Bank of West Virginia, a national banking association and wholly-owned subsidiary of CHC (“City National”), pursuant to which Community Financial will be merged with and into CHC effective as of __________________ (the “Effective Date”), and pursuant to which Community Bank will be merged with and into City National effective as of the Effective Date.  We have been asked to furnish this opinion to you on behalf of Community Financial in connection with the Merger Agreement and pursuant to Section 7.03(c) of the Merger Agreement.

Unless separately defined herein, the capitalized words and phrases used herein shall have the meanings ascribed to them in the Merger Agreement.

In connection with the foregoing, we have been provided with and have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

A.           The Merger Agreement.

B.	The Articles of Merger, with related Plan of Merger, respecting the merger of Community Financial with and into CHC.

C.	The Articles of Merger respecting the merger of Community Bank with and into City National.

D.	The Agreement and Plan of Merger for Subsidiary Merger between City National and Community Bank dated ________________ ___, 2012.

E.	The articles of incorporation and bylaws of Community Financial and all amendments thereto.

F.
The federal stock charter and bylaws of Community Bank and all amendments thereto (together with the articles of incorporation and bylaws of Community Financial, the “Community Entities Organizational Documents”).

G.	A Certificate of Good Standing from the Virginia State Corporation Commission for Community Financial dated ___________.

H.	A Certificate of Existence respecting Community Bank issued by the Office of the Comptroller of the Currency.

I.
Resolutions adopted by the Boards of Directors of Community Financial and Community Bank, and by the sole shareholder of Community Bank, each authorizing the transactions contemplated by the Merger Agreement.

J.	Such other documents and instruments as we have deemed necessary or appropriate for the purposes of rendering the opinions set forth herein.

The documents referred to in Paragraphs A through D above are sometimes referred to collectively herein as the “Transaction Documents.”

For purposes of this opinion, we have examined the above documents and have made such examination of the laws of the Commonwealth of Virginia and the United States as we have deemed necessary and appropriate.  We have relied upon the above documents as to matters of fact.  We have not independently checked or verified the accuracy or completeness of the information set forth or certified in such documents.

In connection with this opinion, we advise you that we have not made any special examination of and are not expressing any opinion regarding the affairs or financial condition of the Community Entities except as otherwise expressly stated herein.

Except as otherwise expressly stated herein, this opinion should in no way be construed as passing upon the accuracy or completeness of any of the representations or warranties which may be or have been made to you in connection with the Transaction Documents or any other instrument and agreement contemplated by the Transaction Documents or on any other matters, legal or otherwise, not specifically covered herein.  In examining the above listed items, we have assumed with respect to all documents examined by us the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or telefacsimile copies.  In addition, in making our examination of the documents described herein which have been executed by parties other than directors and officers of the Community Entities, we have assumed that all such other parties had the power to enter into and perform all obligations thereunder, that all such other parties were duly authorized by all requisite action to execute, deliver and perform their respective obligations thereunder, that all signatories on all such documents were duly qualified and incumbent parties with the proper authority to execute all such documents, and the due execution and delivery of all such documents and the validity and binding effect of all such documents on such other parties.

As to certain facts material to our opinion which we did not independently establish or verify, we have been furnished with, and have relied upon (i) certificates of officers and other representatives of the Community Entities delivered to us in connection with this opinion (the “Officer’s Certificates”), (ii) information concerning the stock records of the Community Entities, and (iii) the representations and warranties of Community Financial set forth in the Merger Agreement.  With respect to matters relating to the organization and existence of Community Financial addressed in the first paragraph below, we have obtained and relied upon a Certificate of Good Standing from the Virginia State Corporation Commission for Community Financial, and with respect to matters relating to the organization and existence of Community Bank addressed in the second paragraph below, we have obtained and relied upon Certificates of Existence respecting Community Bank issued by the Office of the Comptroller of the Currency.  Other than as specifically set forth herein, it is understood that we have not undertaken any independent investigation to determine the existence or absence of such facts.

As used herein, “to our knowledge” or words or phrases of similar import shall mean (i) we have relied, without any independent investigation or inquiry, solely upon the Officer’s Certificates, and (ii) during the course of our representation of the Community Entities, no information that would give us current actual knowledge of the inaccuracy of such statement has come within the conscious awareness of lawyers in our office who are actively involved in negotiating the Transaction Documents or preparing documents in furtherance of the transaction which is the subject of the Transaction Documents.  Information shall not be deemed to be within our knowledge if such information might have been revealed if there had been undertaken a canvass of all lawyers within this Firm or a general search of the Firm’s files.

We are qualified to practice law in the Commonwealth of Virginia and we do not purport to be experts on, or to express an opinion herein concerning, the laws of any jurisdiction other than the Commonwealth of Virginia and the laws of the United States.  We express no opinion as to state or federal securities or tax laws.

For purposes of this opinion, we also have assumed the following: (i) the legal capacity of natural persons; (ii) that CHC and City National are duly organized and validly existing; (iii) that the conduct of all of the parties to the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents has complied with any requirement of good faith, fair dealing, and conscionability; (iv) that there has been no mutual mistake of fact or misunderstanding, fraud, duress, or undue influence; and (v) that the execution, delivery, and performance of the Transaction Documents and the other instruments and agreements contemplated by the Transaction Documents will not violate, contravene, conflict with or result in a breach of (A) any statute, rule, regulation, ordinance or other law of any jurisdiction other than the Commonwealth of Virginia or the federal government of the United States, or (B) any license, judgment, order, writ, injunction or decree of any court, arbitrator or governmental agency or body or any indenture agreement or instrument to which either of the Community Entities is a party or by which either of the Community Entities or its properties are bound, the existence of which is not known to us.

Based solely on the foregoing examination, and subject to and relying on the assumptions and other matters referred to above and subject to the limitations and qualifications contained herein, we are of the opinion that:

1.	Community Financial is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

2.	Community Bank is a federal savings bank duly organized and validly existing under the laws of the United States.

3.
Each of the Community Entities has full right, legal power, and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations under the Transaction Documents, and to consummate the transactions contemplated thereby.  The Transaction Documents and the transactions contemplated thereby have been duly authorized by each of the Community Entities, as applicable and as necessary.  The Transaction Documents to which they are party have been duly executed and delivered by the Community Entities, respectively, and constitute valid and binding agreements of the Community Entities, enforceable against the Community Entities in accordance with their terms.

The opinions expressed above are subject to the following qualifications:

A.
Our opinions with respect to the legality, validity, binding effect, and enforceability of any document or agreement referenced above and any rights granted to CHC or City National pursuant to any such document or agreement are subject to the effect of any applicable state and/or federal bankruptcy, insolvency, readjustment of debt, receivership, fraudulent conveyance and equitable subordination, reorganization, moratorium, equity of redemption, or similar laws now or hereafter in effect governing or affecting debtors’ and creditors’ rights or remedies generally and to the effect of general principles of equity and matters of public policy (regardless of whether considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith, and fair dealing.  Without limiting the generality of the foregoing exceptions, we express no opinion with respect to the availability of the remedies of specific performance, injunctive relief or of any other equitable remedy.

B.
We have assumed that the execution, delivery, and performance of the Transaction Documents by CHC and City National do not and will not contravene, conflict with, violate or result in breach of (i) any law, statute or ordinance of any jurisdiction applicable solely to CHC and City National and not to the Community Entities, (ii) any provision of the constituent documents of CHC or City National, or (iii) any approvals, consents, licenses, orders, writs, judgments, injunctions or decrees of any court, arbitrator, administrative agency or other governmental authority, or any indenture, mortgage, deed of trust, agreement, lease or other instrument to which CHC or City National are parties.

C.
We express no opinion that the structure of the transaction or the performance of the Transaction Documents is or is not in compliance with professional accounting statutes (state or federal), and all rules, regulations, interpretations, statements, ethical codes, professional standards, and licensing requirements relating to accountancy, whether promulgated by any agency of the Commonwealth of Virginia or any local or national accounting organization or association.

D.
We express no opinion as to the enforceability of provisions of the Transaction Documents relating to (i) consents or waivers as to jurisdiction, (ii) consents or waivers of service of process, (iii) the validity or enforceability of any purported waiver or purported consent relating to any rights of the Community Entities or duties owed thereto, existing as a matter of law, (iv) self-help provisions, and (v) waiver of constitutional rights.

E.
We express no opinion as to any provisions in the Transaction Documents insofar as they purport to provide that any party (i) may have rights to the payment or reimbursement of attorneys’ fees and litigation expenses, except to the extent that a court determines that such fees are reasonable and such provision is enforceable, (ii) may have rights to the payment of any sum of liquidated damages, or (iii) waives any right or defense.

F.
This opinion is limited to matters expressly stated herein and no opinion is inferred or may be implied beyond the matters expressly stated.  This opinion does not constitute a guarantee of, or security for, the obligations created pursuant to the Transaction Documents or any of the other matters referred to or opined upon herein, and by rendering this opinion, we are not guaranteeing or insuring payment or performance of said obligation or transaction.

G.
This opinion is based on and relies upon the current facts and the current status of the law, and is subject in all respects to, and may be limited by, after the date hereof, changes in the facts, further rules, regulations and legislation, as well as developing case law.  We assume no obligation to notify any person of changes in facts or law occurring or coming to our attention after the delivery of this opinion letter, whether or not deemed material.

H.
The opinions expressed herein represent our reasonable judgment as to certain matters of law based upon the facts presented or assumed and should not be considered or construed as a guarantee.  Actions and reliance hereon are subject to the final business judgment of the parties acting and relying hereon.

We express no opinion as to the enforceability or construction of contractual indemnification and hold harmless provisions contained in this Agreement.

This letter is solely for your information in connection with the transaction specified in the first paragraph of this letter and may be relied upon only by you in connection with such transaction.  This letter may not be quoted in whole or in part by any entity, nor is it to be filed with any governmental agency or any other person or institution without the prior written consent of this firm.

Sincerely,

Silver, Freedman & Taff, L.L.P.

Exhibit H

AGREEMENT

In consideration of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger (the “Agreement”) dated as of August               , 2012, by and among City Holding Company (“City Holding”), City National Bank of West Virginia (“City National”), Community Financial Corporation, Inc.  (“Community Financial”), and Community Bank (“Community Bank”), and in consideration of the significant Community Financial trade secret information in the possession of the undersigned director of Community Financial (“Director”) and that Director’s past role in the creation and maintenance of goodwill between Community Financial and its customers, Director hereby agrees as follows:

1.           (a)           The Director agrees that, during the Restricted Period (as defined below), the Director shall not directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization, (i) serve as a director of, or beneficially own more than 5% of the voting common stock of, any financial institution engaged in the provision of Banking Services (as defined below) within 40 miles of an office or branch of City Holding, City National, Community Financial or Community Bank as of the date hereof, or (ii) join with any other parties to apply to any State or Federal regulatory authority for the issuance of a bank or savings and loan charter for operation in the States of Virginia, Kentucky, West Virginia, or Ohio.  Notwithstanding any provision contained in this Section 1(a), the restrictions contained herein shall not be applicable to any activity or investment of the Director which existed at the time of the execution of the Agreement and which was disclosed by the Director to City National.

(b)           The term “Restricted Period” shall mean the period beginning on the date of the consummation of the merger of Community Financial with and into City Holding (“Effective Date”) and ending three years from the Effective Date.

(c)           The term “Banking Services” shall mean retail or commercial deposit or lending business, asset management and all other services which are customarily provided by banks or which are otherwise provided by City Holding, City National, or their affiliates.

2.           The Director and City Holding agree that the periods of time and the scope applicable to the covenants of Section 1 are reasonable and necessary to protect the legitimate business interests of City Holding.  However, if such period or scope should be adjudged unreasonable in any judicial or other dispute resolution proceeding, then the period of time or scope shall be reduced by the extent deemed unreasonable, so that these covenants may be enforced during such period and for such scope as are adjudged to be reasonable.

3.           Without intending to limit the remedies available to City Holding, the Director agrees that damages at law will be an insufficient remedy to City Holding in the event that the Director violates any of the terms hereof and that City Holding may apply for and is entitled to emergency and/or injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce any of, the covenants in this Agreement, in each case without proof of actual damages.

4.           The Director and City Holding agree that any action to enforce this Agreement may be brought in a state or federal court located in Kanawha County, West Virginia.  The Director and City Holding agree that such courts shall have jurisdiction and venue with respect to any such action.  The Director and City Holding further agree that the provisions of this Agreement will be governed by and construed in accordance with the laws of the State of West Virginia, regardless of the principles of conflicts of laws.

This Agreement is made as of the date set forth below:

Director

[type name]

Date:

City Holding Company

By:
Title:

List of Disclosure Schedules
to the
Agreement and Plan of Merger
by and among
Community Financial Corporation, Inc.,
Community Bank,
City Holding Company
and
City National Bank of West Virginia

August 2, 2012

Community Financial Corporation, Inc. and
Community Bank Disclosure Schedule

Section 4.01(b), (c),
(d), (e), (f), (g), (h), (i)
(j), (k), (l), (m), (n), (o),
(p), (q), (r), (s)	Forbearances of Community Financial and Community Bank
Section 5.02(a)(3)	Stock Options
Section 5.02(a)(4)	Organization and Capital Stock
Section 5.02(b)(1)	Authorization and No Default
Section 5.02(b)(2)	Authorization and No Default
Section 5.02(c)	Subsidiaries
Section 5.02(f)	Regulatory Enforcement Matters
Section 5.02(g)	Tax Matters
Section 5.02(h)	Litigation
Section 5.02(i)	Employment Agreements
Section 5.02(j)	Reports
Section 5.02(k)(1)(5)	Financial Reports
Section 5.02(k)(5)	Conduct of Business
Section 5.02(l)(1)	Loans and Investments
Section 5.02(1)(3)	Loans and Investments
Section 5.02(l)(4)	Loans and Investments
Section 5.02(l)(5)	Loans and Investments
Section 5.02(m)(1)(2)	Employee Matters
Section 5.02(m)(3)	Employee Benefit Plans
Section 5.02(n)	Title to Properties; Insurance
Section 5.02(o)	Environmental Matters
Section 5.02(p)	Compliance with Law
Section 5.02(q)	Brokerage
Section 5.02(r)	No Undisclosed Liabilities

Section 5.02(s)(2), (3)
(4), (5), (6), (7), (8)	Properties, Contracts and Other Agreements
Section 5.03(t)	Interim Events

City Holding Company and City National Bank
of West Virginia Disclosure Schedule

Section 5.03(f)	Regulatory Enforcement Matters
Section 5.03(g)	Tax Matters
Section 5.03(h)	Litigation
Section 5.03(i)	Reports
Section 5.03(j)	Absence of Changes
Section 5.03(k)	Loans and Investments
Section 5.03(1)	Employee Matters and ERISA
Section 5.03(m)	Title to Properties; Insurance
Section 5.03(n)	Environmental Matters
Section 5.03(p)	Brokerage
Section 5.03(q)	Undisclosed Liabilities

The Registrant agrees to furnish supplementally a copy of any omitted Schedule to the Commission upon request.